Exhibit 10.25

BERKSHIRE HATHAWAY HOMESERVICES FRANCHISE AGREEMENT

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8.01	Affiliate Integration Process	21
8.02	Sales Professional Orientation	21
8.03	Staff Training Courses	21
8.04	Sales Convention	22
8.05	Continuing Assistance	22
8.06	Proprietary Materials	22
8.07	Timing	22
8.08	Response to Consumer Complaints	23

IX. OPERATION OF BUSINESS		23

9.01	Franchisee Operational and Staff Requirements	23
9.02	Reporting and Computer Software System Requirements	23
9.03	Communications Systems and Hardware	24
9.04	Depository Checking Account	25
9.05	Operations Manual	25
9.06	Signs and Display Materials	26
9.07	Telephone Numbers	26
9.08	Contact Person	26
9.09	Insurance	27
9.10	Records and Rights of Inspection	27
9.11	Review	28
9.12	Compliance with Laws	28
9.13	No Other Real Estate Brokerage Businesses	28
9.14	Change in Status Processing	29

X. ASSIGNMENT		30

10.01	Assignment by Franchisor	30
10.02	Assignment by Franchisee	30
10.03	Right of First Refusal	34
10.04	Transfer of Premises	35

XI. DEFAULT AND TERMINATION		36

11.01	General	36
11.02	Termination Without Prior Notice	36
11.03	Termination With Notice	37
11.04	Description of Default	39
11.05	Statutory Limitations	39
11.06	Extended Cure Period	39
11.07	Prohibition - Post-Term Non-Compete Restrictions	39

XII. COMMUNICATION AND DISPUTE RESOLUTION		39

12.01	Notification of Dispute and Availability of Mediation Procedures	40
12.02	Disputes Not Subject To Notification of Dispute and Mediation Procedures	40
12.03	Written Notice of Unresolved Disputes -- “Notification of Dispute” Procedure	41
12.04	Mediation of Dispute	41

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12.05	Business Judgment	42
12.06	Mandatory Binding Arbitration	43
12.07	VENUE; SUBMISSION OF ISSUES TO COURT; WAIVER OF RIGHT TO TRIAL BY JURY; LIMITATION OF DAMAGES	44
12.08	Limitation of Actions	45

XIII. FURTHER OBLIGATIONS AND RIGHTS OF THE PARTIES UPON TERMINATION OR EXPIRATION		45

13.01	Franchisee’s Obligations	45
13.02	Rights of Franchisor	47
13.03	Franchisor’s Right to Cure Defaults by Franchisee	48
13.04	Waiver and Delay	48
13.05	Attorneys’ Fees and Expenses	48

XIV. GENERAL CONDITIONS AND PROVISIONS		48

14.01	Relationship of Franchisee to Franchisor	48
14.02	Indemnity	49
14.03	Survival of Covenants	50
14.04	Successors and Assigns	50
14.05	Joint and Several Liability	50
14.06	Counterparts	50
14.07	Notices	50
14.08	CPI Adjustment	51

XV. CONSTRUCTION OF AGREEMENT		51

15.01	Governing Law	51
15.02	Entire Agreement; Modification	51
15.03	Titles of Convenience	52
15.04	Gender	52
15.05	Severability	52
15.06	No Third Party Beneficiaries	52

XVI. SUBMISSION OF AGREEMENT		53

XVII. ACKNOWLEDGEMENTS AND REPRESENTATIONS OF FRANCHISEE		53

17.01	Certain Acknowledgements and Representations of Franchisee	53
17.02	Additional Information Respecting Franchisee	55

NONDISCLOSURE, NONCOMPETITION, NONTRANSFER COVENANT & PERSONAL GUARANTEE		57

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BERKSHIRE HATHAWAY HOMESERVICES
REAL ESTATE BROKERAGE FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement”) is made and entered into as of this 28th day of May, 2013 and effective as of the “Effective Date” as that term is defined in that certain First Amendment to Real Estate Brokerage Franchise Agreement (“First Amendment”) which is being executed concurrently, by and between BHH Affiliates, LLC, a Delaware limited liability company (“Franchisor”), and Watermark Realty, Inc., a Delaware corporation  proposing to do business in the State of Florida as Berkshire Hathaway HomeServices Florida Realty (“Franchisee”).

THE PARTIES AGREE:

I.  NATURE AND SCOPE OF AGREEMENT

Franchisor has developed and intends to engage in the ongoing development and operation of a “System” (as defined in Article II hereof) under certain “Service Marks” (as defined in Article II hereof) operated in accordance with the provisions of this Agreement and Franchisor’s “Operations Manual” (as defined in Article II hereof), as amended from time to time.

Franchisor is a wholly owned operating subsidiary of HSF Affiliates LLC.  HomeServices of America, Inc. (“HomeServices”) and its affiliated entities are the owners of the Service Marks and all rights in respect thereof.  Pursuant to a Trademark License Agreement between HSF Affiliates LLC and HomeServices, Franchisor has been authorized to use, and to license others to use, the Service Marks.

Franchisor is engaged in the administration and development of programs for the operation of real estate brokerage businesses utilizing the Service Marks, operational techniques, service concepts and proprietary information owned or authorized to be used by and identified with Franchisor and/or HomeServices.  Franchisor’s activities in general, and its real estate brokerage programs in particular, are undertaken to develop, maintain and enhance the Service Marks and Franchisor’s reputation for total service in all fields of real estate brokerage and related services throughout the United States.

Franchisee desires to be franchised and licensed by the Franchisor to participate in and use the System, Service Marks and goodwill of Franchisor to conduct the “Franchised Business” (as defined in Article II hereof) in the manner described in this Agreement.  Franchisor is willing to grant to the Franchisee said Franchise and license, in accordance with the provisions of this Agreement and the Operations Manual, for the term set forth below.

Franchisee acknowledges that in the administration of this Agreement and in taking actions with respect to its relationship with Franchisee, Franchisor must take into account the needs of the Network (as defined in Article II), the effect upon the Network as a whole, and the need to protect the Service Marks for the benefit of the Network.

II.  DEFINITIONS

The following terms shall have the following meanings when they appear capitalized in this Agreement.

Abandoned.  With respect to any “Location”, the term “Abandoned” shall mean closure of a Location for a period of seven (7) consecutive days without Franchisor’s prior written consent.  A repeated pattern of closures of a Location for periods of less than seven (7) consecutive days may result in the Location being deemed Abandoned if in the sole judgment of Franchisor such closure adversely impacts the Franchised Business.  A Location shall not be deemed Abandoned if the closure is due to “acts of God” or other matters beyond the reasonable control of Franchisee (e.g., act of war, labor strike, terrorist threat, earthquake, hurricane, etc.; other than Franchisee’s inability to procure money), provided that Franchisee gives notice of any such closure to Franchisor within ten (10) days after the initial occurrence of the event resulting in such closure and Franchisor acknowledges in writing that such closure is due to one of the foregoing causes (subject to its reasonable discretion) and provided further that Franchisee shall re-establish the Franchised Business and be fully operational in such Location or another Location approved by Franchisor within one hundred twenty (120) days after the initial occurrence of the event resulting in such closure or such longer period as Franchisor may permit.

Acting as a Real Estate Broker.  The term “Acting as a Real Estate Broker” shall mean all acts that are required under applicable state law to be performed by a licensed real estate broker or a licensed real estate salesperson, and shall also mean, without limitation, the business of listing, offering, selling, exchanging, managing, auctioning, leasing or renting of real estate; representing sellers, purchasers, lessors or renters of real estate in exchange for a fee, commission, or other compensation; or the providing of marketing or consulting services or other fee generating activities with respect to such activities.

Additional Location.  The term “Additional Location” shall mean any Location opened pursuant to the terms of this Agreement subsequent to the Effective Date.

Additional Location Fee.  The term “Additional Location Fee” is defined in subparagraph 5.01(b) hereof.

Additional Restricted Purpose Location.   The term “Additional Restricted Purpose Location” shall mean a Restricted Purpose Location opened pursuant to the terms of this Agreement subsequent to the Effective Date.

Administrative Office.   The term “Administrative Office” shall mean an office used by the Franchised Business for purely administrative purposes and the housing of relocation administration personnel only. No use of the Service Marks are permitted except as set forth in the Operations Manual.

Affiliate Integration Process.  The term “Affiliate Integration Process” shall mean training in the System provided by Franchisor, as described in paragraph 8.01 hereof.

Anniversary Year.  The term “Anniversary Year” shall mean the 12-month period between the first anniversary of the Effective Date and second anniversary thereof and between each succeeding anniversary.

Approved Broker Management System.  The term “Approved Broker Management System” is defined in subparagraph 9.02(a) hereof.

Assumed Name.  The term “Assumed Name” shall mean the name (or, with Franchisor’s consent, names) under which the Franchisee shall conduct the Franchised Business and shall be a combination of (a) those Service Marks set forth in the Operations Manual to be used in the Assumed Name and (b) a name (or, with Franchisor’s consent, names) selected by Franchisee and approved by Franchisor.

Commercial Property.  The term “Commercial Property” shall mean all real property other than real property on which residential structures containing four dwelling units or less are located, or are intended to be located.  .

Consumer Price Index.  The term “Consumer Price Index” shall mean the annual average of the Consumer Price Index for All Urban Consumers, Service Group Only (1982-84 = 100), published by the Bureau of Labor Statistics of the United States Department of Labor (or the highest similar future index (as determined by Franchisor) if these figures become unavailable).

Contact Person.  The term “Contact Person” shall mean the officer(s), employee(s), member(s), manager(s), principal(s) or other agent(s) of Franchisee designated by Franchisee as the person(s) responsible for those functions set forth in Paragraph 9.08 hereof.

Continuing Royalty.  The term “Continuing Royalty” shall mean the continuing royalty described in subparagraph 5.02(a) hereof.

Control.  The term “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

Depository Checking Account.  The term “Depository Checking Account” shall mean any and all accounts opened and maintained by Franchisee as required pursuant to paragraph 9.04 hereof, and as further defined in the Operations Manual, at a bank or other financial institution that is a participating member of the Automated Clearinghouse (“ACH”) network or such other network or system as may be directed by Franchisor.

Designated Equity Holder.  The term “Designated Equity Holder” is defined in subparagraph 10.02(b) hereof.

Equity Holder.  The term “Equity Holder” is defined in subparagraph 10.02(h) hereof.

Equity Interest.  The term “equity interest” is defined in subparagraph 10.02(h) hereof (and is not capitalized herein.)

First Anniversary Year.  The term “First Anniversary Year” shall mean the 12-month period following the Effective Date.

Franchised Business.  The term “Franchised Business” shall mean Acting as a Real Estate Broker from Locations and Restricted Purpose Locations utilizing the Service Marks, as permitted, except as provided hereinafter or in the Operations Manual.  The Franchised Business shall not include:

(a)        Acting as a Real Estate Broker with respect to a transaction involving Commercial Property having a gross listing or sales price that exceeds $25,000,000, which may only be done with Franchisor’s prior written consent.  In its sole discretion, Franchisor reserves the right to increase the foregoing $25,000,000 limit or consent to individual transactions in excess thereof utilizing the Service Marks, and if Franchisor consents thereto, the transaction will be deemed to be within the scope of the Franchised Business (with respect to permitted commercial transactions, Franchisor sets forth in its Operations Manual criteria for Commercial Property leases, exchanges and similar transactions and may impose additional conditions on Acting as a Real Estate Broker with respect to Commercial Property);

(b)        engaging in any business related to the development or sale of insurance or insurance related products;

(c)        brokerage of certain business opportunities as set forth in the Operations Manual; or

(d)        mortgage brokerage and mortgage origination.

General Manager.  The term “General Manager” shall mean the officer, employee, member, manager, principal or other agent of Franchisee who has been designated by Franchisee as the person responsible for the day-to-day operation of the Franchised Business and who has successfully completed the “Affiliate Integration Program” (if required pursuant to paragraph 8.01 hereof).

Gross Revenues.  The term “Gross Revenues” shall mean all money or things of value received or receivable (“receivable” shall mean earned though not yet received) directly or indirectly by Franchisee constituting payment for or on account of the Franchised Business, including, without limitation, commissions, referral fees or other things of value, without deducting Franchisee’s costs or expenses, multiple listing fees, commissions, salaries, overrides or bonuses payable to its salespersons or employees.  Notwithstanding the foregoing, Gross Revenues shall not include money or things of value received or receivable solely for Residential Property Management Activities.

Initial Franchise Fee.  The term “Initial Franchise Fee” is defined in subparagraph 5.01(a) hereof.

Location.   The term “Location” shall mean the business premises from which Franchisee conducts the Franchised Business under the Service Marks, regardless of size or number of sales professionals.  Locations shall include Additional Locations, but shall not include Restricted Purpose Locations.

Location Manager.  The term “Location Manager” shall mean the officer, employee, member, manager, principal or other agent of  Franchisee designated by Franchisee as the person responsible for the day-to-day operation of a Location and who has successfully completed the Affiliate Integration Program (if required pursuant to paragraph 8.01 hereof).

Marketing Fee.  The term “Marketing Fee” shall mean the fee or fees described in subparagraph 5.03(a) hereof.

Materials.  The term “Materials” shall mean all forms, contracts, agreements, signs, displays, stationery and other items permitted or required by Franchisor to be used in the operation of the Franchised Business.

Network.  The term “Network” shall mean the businesses of Franchisor and its franchisees, and Franchisor’s current and prospective relationships with its franchisees, its affiliates and the real estate community.

Operations Manual.  The term “Operations Manual” shall mean the manual or manuals (including the Identity Standards Manual and other manuals regardless of title) containing policies and procedures to be adhered to by Franchisee in performing under this Agreement, which Operations Manual shall include all amendments and supplements thereto provided to Franchisee from time to time.

Original Locations.  The term “Original Locations” shall mean the Locations that are listed in Exhibit “B” hereto.  (Exhibit “B” may also list Restricted Purpose Location(s).)

Referral Fees.            The term “Referral Fees” is defined in subparagraph 5.04 hereof.

Residential Property Management Activities.  The term “Residential Property Management Activities” shall mean the business of managing real estate on which is located, or intended to be located, residential structures containing four dwelling units or less in exchange for a fee or other compensation.  Residential Property Management Activities shall not include any services related to leasing or renting real estate for a period of more than 60 days, or selling real estate of any kind.

Responsible Agent or Broker.  The term “Responsible Agent or Broker” shall mean the person designated by Franchisee as its authorized representative for purposes of coordinating the relations between Franchisor and Franchisee.

Restricted Purpose Location. The term “Restricted Purpose Location” shall include Administrative Offices, Subdivision Sales Offices or an information kiosk.

Restricted Purpose Location Fee.  The term “Restricted Purpose Location Fee” is defined in subparagraph 5.01(c) hereof.

Sales Professional Orientation.  The term “Sales Professional Orientation” shall mean the introduction of Franchisee’s sales professionals to Franchisor’s System and the Network.

Sales Convention.  The term “Sales Convention” shall mean the conference described in paragraph 8.04 hereof.

Service Marks.  The term “Service Marks” shall mean those proprietary marks registered with the United States Patent and Trademark Office and certain states, as well as all common law trademarks and service marks, trade names, logo types, insignias, designs and other commercial symbols that Franchisor now or hereafter is authorized to use and does use or authorizes others to use to identify the Franchised Business.

Subdivision Sales Office.  The term “Subdivision Sales Office” shall mean a temporary tract sales office within or immediately adjacent to a new homes subdivision or development operated for the sole purpose of selling property in said subdivision or development.

System.  The term “System” shall mean a comprehensive marketing and operational system prescribed by Franchisor to be used in the conduct of the Franchised Business, as set forth in this Agreement and the Operations Manual, as amended from time to time.  The System shall include, among other things, the Service Marks and certain advertising, marketing and sales programs and techniques, referral network, training programs and materials, artwork, graphics, layouts, slogans, names, titles, text and other intellectual property that Franchisor makes available to Franchisee.  Franchisor, in its sole discretion, may improve and/or change the System from time to time (including but not limited to adding to, deleting or modifying elements of the System, establishing categories or classifications of franchisees and amending the Operations Manual) for the intended purpose of making the System more effective, efficient, economical or competitive; adapting to or taking advantage of competitive conditions, opportunities, technology, materials, or local marketing needs and conditions; enhancing the reputation or public acceptance of the System and/or the Network; and/or better serving the public.

Threshold.  The term “Threshold” is defined in subparagraph 5.02(b) hereof.

Transfer.  The term “Transfer” shall mean to sell, assign, transfer, convey, pledge, mortgage, encumber, abandon, eliminate or give away, voluntarily or involuntarily, by operation of law or otherwise.

III.  THE FRANCHISED BUSINESS

3.01                    Grant of Franchise

Franchisor hereby grants to Franchisee, and Franchisee hereby accepts, a non-exclusive license and franchise  to participate in and use the System by conducting the Franchised Business at the Locations and Restricted Purpose Locations described in Exhibit “B”, or in any amendments hereto, and such Additional Locations and Additional Restricted Purpose Locations as may be approved in strict accordance with this Agreement and the Operations Manual, from the time after commencement of the Franchised Business until the end of the term hereof

(“Franchise”).  The Franchise applies only to Franchisee’s Locations and Restricted Purpose Locations duly approved by Franchisor in accordance with this Agreement and no other places of business, offices, or types of business.  Franchisee acknowledges that Franchisor has granted and may in the future operate and/or grant other licenses and franchises for real estate brokerage businesses and acknowledges that there is no assurance of any kind that any Additional Locations or Additional Restricted Purpose Locations will be available or approved.  Franchisee shall retain the right to conduct businesses and perform services other than the Franchised Business without payment of Continuing Royalty or Marketing Fees measured by revenues derived therefrom, but subject to the restrictions on Acting as a Real Estate Broker in any other real estate brokerage business under paragraph 9.13 hereof, and subject to all other applicable provisions of this Agreement and the Operations Manual; PROVIDED, HOWEVER, FRANCHISEE SHALL NOT USE THE SERVICE MARKS (AS DEFINED HEREIN), OPERATIONAL TECHNIQUES, SERVICE CONCEPTS OR PROPRIETARY INFORMATION IN CONNECTION WITH SUCH BUSINESSES OR SERVICES WITHOUT THE EXPRESS PRIOR WRITTEN PERMISSION OF THE PRESIDENT OR OTHER EXECUTIVE OFFICER OF FRANCHISOR, WHICH PERMISSION, IF GRANTED, SHALL BRING SUCH BUSINESSES OR SERVICES WITHIN THE SCOPE OF THE FRANCHISED BUSINESS.

3.02                    No Exclusive Territory

NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATION, TO GRANT FRANCHISEE ANY TYPE OF EXCLUSIVE OR PROTECTED TERRITORY.  FRANCHISOR MAY OWN, OPERATE, FRANCHISE OR LICENSE OR IN ANY OTHER MANNER AUTHORIZE THE LOCATION AND OPERATION OF OTHER REAL ESTATE BROKERAGE BUSINESSES AT ANY LOCATION WHATSOEVER, AND NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATION, TO LIMIT, CONTROL, OR PREVENT SUCH RIGHT.  Franchisee acknowledges that in the exercise of the rights expressly reserved to Franchisor under this Franchise Agreement, it is likely that Franchisor will open, or authorize others to open, additional real estate brokerage office locations with respect to which Franchisee has no right or interest; that such market development is an integral part of the marketing concept underlying Franchisor’s business and the development of the Network.

3.03                    Reserved Rights

This Franchise Agreement authorizes the operation of specific real estate brokerage office locations utilizing the System within the framework of rights and obligations established by the terms of this Franchise Agreement including, in particular, the provisions of this Franchise Agreement defining and limiting the rights granted to Franchisee and the rights retained by and/or reserved to Franchisor.  Nothing contained herein shall accord Franchisee any right, title or interest in or to the Service Marks, the System, operational techniques, service concepts, proprietary information or goodwill of Franchisor, except to the extent that the right to use such proprietary rights has been specifically granted hereunder.

Franchisee acknowledges and agrees that Franchisor, HSF Affiliates LLC and HomeServices, and any present or future affiliates of either, are now, or may in the future be,

engaged in a wide variety of business activities, some of which may now or in the future be located near a Location, Restricted Purpose Location, Additional Location or Additional Restricted Purpose Location or within the same marketing areas serviced by the Franchised Business.  Without limitation such activities may include the acquisition, sale, financing and/or operation of improved or unimproved real property, and offering consumers and/or businesses, products and services in connection with such transactions.  Franchisor reserves the right to engage in any activities for the purpose of attracting customers and business directly to Franchisor, HSF Affiliates LLC, HomeServices and any present or future affiliates of either, and Franchisee further acknowledges that such activities may be competitive with Franchisee’s real estate brokerage offices, by reason of location, marketing areas, potential customers or other factors.

NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATION, TO RESTRICT IN ANY WAY THE RIGHT OF FRANCHISOR, HSF AFFILIATES LLC, HOMESERVICES OR ANY OF THEIR AFFILIATED ENTITIES, NOW OR IN THE FUTURE, TO ENGAGE IN ANY BUSINESS ACTIVITIES WHATSOEVER, WITHOUT LIMITATION AS TO LOCATION; TO EXERCISE ALL RIGHTS AND REMEDIES TO PROTECT OR ENFORCE THEIR RESPECTIVE INTERESTS IN THE SERVICE MARKS; AND TO USE SUCH MARKS AND OTHER PROPRIETARY RIGHTS IN ITS OTHER BUSINESS ACTIVITIES WITHOUT LIMITATION.  Franchisee acknowledges that there are numerous economic, demographic, competitive and other market factors that may change the character and extent of customer demand for the services of real estate brokerage offices authorized hereunder.  The economic effects of all the foregoing are understood by Franchisee to be elements of the business risk accepted by Franchisee in the operation of real estate brokerage offices under this Franchise Agreement.   Franchisor shall not be liable to Franchisee for any damages or loss of sales or profits (if any) based on actual or anticipated adverse consequences to Franchisee that may result from Franchisor’s continuing activities in the development of the System or other exercise of Franchisor’s reserved rights.

Franchisee acknowledges that commercial and residential activities represent separate markets, business opportunities and activities.  Franchisor reserves the right to establish and operate a separate franchise network for commercial real estate brokerage.   If Franchisor elects to operate a separate franchise network for commercial real estate brokerage, Franchisor will evaluate commercial and residential activities separately in the operation of the System, placement of offices, and granting of franchises.  This may result in Franchisor granting separate residential and commercial franchises within a specific geographic market area.

For the sake of clarity, all rights not specifically granted to Franchisee herein are reserved by Franchisor, and Franchisee covenants, accepts and agrees that (a) Franchisor may exercise all such reserved rights without notice to Franchisee, and (b) Franchisee shall not take any action, including, without limitation, asserting any cause of action in a court of law or equity, which may interfere with the exercise of any rights of Franchisor.

3.04                    Insurance Business

Franchisee shall not during the term hereof, operate, manage, own, assist or hold an interest, direct or indirect (as an employee, officer, director, shareholder, member, manager,

partner, joint venture or otherwise), in any business related to the development or sale of insurance or insurance related products, without the express prior written consent of Franchisor, which consent may be granted or denied in Franchisor’s sole discretion.  Further, neither Franchisee nor any of its directors, officers, employees, members, managers, shareholders or principals shall refer insurance business to any entity without the express prior written consent of Franchisor.  Such consents shall be conditioned on the continuing compliance by the Franchisee, its directors, officers, employees, members, managers, shareholders and principals, and the party to whom insurance referrals are made, with the Franchisor’s insurance sales practice guidelines as they exist now or hereafter may be amended.  This paragraph 3.04 shall apply, without limitation, to each equity holder directly or indirectly owning ten percent or more of the equity interest in Franchisee.

3.05                    Area and Scope of Operation

Franchisee shall only operate its Franchised Business from its Locations and Restricted Purpose Locations, in each case subject to approval by Franchisor in its sole discretion.  Franchisee shall (a) use its best efforts to diligently and effectively promote, market and engage in the Franchised Business, (b) develop, using best efforts, the potential for the Franchised Business from each of Franchisee’s Locations and Restricted Purpose Locations, as permitted, and (c) devote and focus all of its attentions and efforts to such promotion and development; provided that Franchisee shall not seek to promote and develop the Franchised Business outside the geographic areas serviced by its Locations and Restricted Purpose Locations, as permitted,  as determined by Franchisor from time to time in its sole judgment.  Franchisor reserves the right to designate one or more effective service areas (“ESAs”) to define the geographic area served by Franchisee using such criteria as determined by Franchisor from time to time.  ESAs may be assigned to more than one franchisee of Franchisor at the same time and do not give Franchisee any exclusivity rights or protected territory rights.

Franchisee shall only make referrals from the geographic areas serviced by Franchisee’s Locations and Restricted Use Locations as determined by Franchisor from time to time in its sole judgment and shall not seek to develop referrals originating outside such areas for properties located outside such areas.  Franchisor may, at its sole discretion, grant waivers with respect to this provision.  Any waiver of rights hereunder shall be evidenced only by a writing signed by an authorized officer of Franchisor.

IV.  LOCATION OF BUSINESS

4.01                    The Original Locations

Subject to paragraphs 4.02 and 4.03 hereof, the Franchised Business shall only be operated from the Original Locations and Restricted Purpose Locations listed in Exhibit “B”, and any amendments hereto (including the address and telephone number for each Original Location and Restricted Purpose Location) and any Additional Locations and Additional Restricted Purpose Locations.

4.02                    Permission to Close or Relocate

If Franchisee desires to close or relocate one or more but not all of its Locations, or if Franchisee desires to relocate a Restricted Purpose Location, it must first request and obtain Franchisor’s written consent.  The following procedures set forth the means for Franchisee to apply for Franchisor’s consent:

(a)        Not less than thirty (30) days prior to the desired date of closing or relocation (unless prior notice is impractical because of a required closing or relocation in which event notice shall be made as soon as possible), Franchisee must make a written request for consent to close or relocate, describing the reasons for the closing or relocation and providing details respecting any proposed new location as shall be specified in the Operations Manual.

(b)        Within twenty-one (21) days after receiving Franchisee’s request, Franchisor shall either approve or disapprove in writing such closure or relocation in its sole discretion. If Franchisor does not approve the request within twenty-one (21) days, the request shall be deemed not approved.  In the event of disapproval of a relocation, Franchisee may request an alternative proposed new location pursuant to the provisions of this paragraph 4.02.

If Franchisor consents to the closing of a Location and, in connection therewith, Franchisee is thereafter permitted to open an Additional Location, then Franchisor shall waive the Additional Location Fee otherwise required under paragraph 5.01 hereof; provided that the Franchise Fee or Additional Location Fee for the closed Location had not been waived and had been paid in full by Franchisee.

4.03                    Additional Locations

If Franchisor, in its sole discretion, determines that there is an appropriate opportunity for Franchisee to open an Additional Location at a place or places adjacent to or reasonably proximate to the Locations or Restricted Purpose Locations then being operated by Franchisee, Franchisor may, but is not obligated to, grant to Franchisee the right to open one or more Additional Locations, provided Franchisee shall not then, or at any time thereafter prior to the opening of such Additional Locations, be in default of any of its obligations arising pursuant to this Agreement.

If Franchisee desires to open an Additional Location or Additional Restricted Purpose Location, it shall first submit to Franchisor a written request for approval of each proposed Additional Location or Additional Restricted Purpose Location, containing such information as shall be specified in the Operations Manual.  Within thirty (30) days after receiving such request, Franchisor shall approve or disapprove such Additional Location or Additional Restricted Purpose Location. If Franchisor does not approve the request within thirty (30) days, the Additional Location or Additional Restricted Purpose Location shall be deemed not approved.  If Franchisor approves, upon Franchisee’s payment of the required fee (if any) specified in subparagraph 5.01(b) below, said Additional Location or Additional Restricted Purpose Location shall be effective as of the date approved by Franchisor for Franchisee to commence the Franchised Business at such Additional Location or Additional Restricted Purpose Location.

If Franchisee wishes to ascertain current information as to whether there may be an appropriate opportunity for a particular Additional Location or Additional Restricted Purpose Location, Franchisee shall submit an inquiry to Franchisor in writing.  The response to such inquiry shall set forth Franchisor’s views as of the date of the response, but is subject to change and shall not be construed as granting approval of an Additional Location or Additional Restricted Purpose Location or as authorizing any action by the inquiring Franchisee.

Franchisee acknowledges that Franchisor and Franchisee have not had any discussion regarding possible Additional Locations or Additional Restricted Purpose Locations or opportunities to open Additional Locations or Additional Restricted Purpose Locations except as set forth in writing in the Statement of Prospective Franchisee signed by Franchisee in connection with this Agreement.

V.  PAYMENTS BY FRANCHISEE

5.01                    Franchise Fees

(a)        Concurrently upon Franchisee’s execution of this Agreement, Franchisee shall pay to Franchisor an “Initial Franchise Fee” comprised of (i) Twenty-Five Thousand Dollars ($25,000) for its first Location and (ii) Ten Thousand Dollars ($10,000) for each of Franchisee’s other Locations.

(b)        For each Additional Location, Franchisee shall pay to Franchisor an “Additional Location Fee” equal to Ten Thousand Dollars ($10,000).

(c)        For each Additional Restricted Purpose Location, Franchisee shall pay an initial “Additional Restricted Purpose Location Fee” equal to One Thousand Dollars ($1,000).

(d)        For purposes of payment of the Initial Franchise Fee described in the preceding subparagraph 5.01(a), a Restricted Purpose Location shall not be deemed an Original Location.  However, for purposes of reporting to Franchisor Continuing Royalty payable on transactions as permitted to be conducted from such Restricted Purpose Locations, Gross Revenues attributable to such transactions shall be reported to Franchisor utilizing an Approved Broker Management System as Franchisor may direct.

(e)        (e)        The Initial Franchise Fee is a non-refundable and fully-earned in consideration of Franchisor’s lost or deferred opportunity to enter into a similar agreement with another party(ies), and for Franchisor’s administrative and other expenses incurred in granting the Franchise.

5.02                    Continuing Royalty

(a)        In addition to the Initial Franchise Fee and any other fees payable pursuant to paragraph 5.01, commencing on the Effective Date of this Agreement, Franchisee shall pay to Franchisor a Continuing Royalty equal to percentages of certain Gross Revenues derived from the Franchised Business during Franchisee’s First and succeeding Anniversary Years, as set forth in the following schedule:

SCHEDULE
Greater Than	To	Continuing Royalty
$ 0	$ 1,650,000	6.00%
1,650,000.00	3,000,000	5.50%
3,000,000.00	5,000,000	4.50%
5,000,000.00	7,500,000	4.00%
7,500,000.00	10,000,000	3.75%
10,000,000.00	15,000,000	3.50%
15,000,000.00	20,000,000	3.00%
20,000,000.00	25,000,000	2.75%
25,000,000.00	50,000,000	2.50%
50,000,000.00	100,000,000	2.25%
100,000,000.00	and greater	2.00%

(b)        The Continuing Royalty payable during the First and succeeding Anniversary Years shall be adjusted when certain thresholds (“Thresholds”) are met.  The Continuing Royalty percentages will apply only to the Gross Revenues between the two Thresholds set forth next to each percentage in the above Schedule.  By way of example only, if Franchisee’s Gross Revenues during an Anniversary Year were $2,150,000 according to the Schedule, Franchisee would pay 6.00% on the first $1,650,000 of Gross Revenues (or $99,000), and 5.50% on the remaining $500,000 of Gross Revenues (or $27,500), for a total Continuing Royalty of $126,500 for such Anniversary Year.

(c)        For purposes hereof, Gross Revenues shall be deemed to commence at $0 on the Effective Date and on the first day of each Anniversary Year thereafter.

(d)        In its sole discretion, Franchisor shall have the right to reduce a Threshold and upon not less than 30 days’ prior written notice, to restore the Threshold to an amount that shall not exceed the maximum Thresholds specified in the schedule above, as adjusted annually by the Consumer Price Index.

(e)        As further provided pursuant to paragraph 9.02 hereof, beginning on the Effective Date and continuing until the date of expiration or termination of this Agreement, Franchisee shall report to Franchisor’s designated computer system (on a periodic basis as set forth in the Operations Manual) the Gross Revenues earned by Franchisee (i) upon consummation of the sale (notwithstanding that funds have not been exchanged) or close of escrow on all transactions entered into by Franchisee on or after the Effective Date (“entered into” shall be deemed to mean the taking by Franchisee of any action in respect of the transaction that consequently vests in it a right to receive payment) or (ii) upon the conclusion of other services rendered by Franchisee resulting in the generation of Gross Revenues. The Continuing Royalty on such Gross Revenues shall be payable on the business day following the day on which such Gross Revenues are required to be reported pursuant to the Operations Manual.  Upon expiration or termination of this Agreement, the Continuing Royalty shall remain payable as to all transactions entered into or contracts made prior to the date of such expiration or termination, and Franchisee shall continue to maintain the Depository Checking Account described in paragraph 9.04 until such time as all outstanding sums due Franchisor have been collected from the Depository Checking

Account by Franchisor.  Franchisee shall deposit the Continuing Royalty into the Depository Checking Account immediately when payable under this subparagraph or the following subparagraph hereof.  Franchisee’s Continuing Royalty shall be paid to Franchisor regardless of the type of consideration received by Franchisee.  In circumstances involving non-cash Gross Revenues, the method and timing of payment of Continuing Royalty may be varied in Franchisor’s sole discretion and said non-cash Gross Revenues will be valued at its then fair market value (in the case of a promissory note, its then fair market value shall be equal to the stated face value of the note).  Franchisor shall have the right, in its sole discretion, to reduce the Continuing Royalty rate.

(f)         Notwithstanding the preceding subparagraph, at Franchisee’s option, said Continuing Royalty shall not be immediately payable on Gross Revenues not yet received by Franchisee, if payment of all or a portion of the commission earned is deferred pursuant to a written agreement; in which case the Continuing Royalty shall be payable upon the actual receipt directly or indirectly of said commission, or portion thereof, by the Franchisee.  For purposes of calculating Continuing Royalty Thresholds (subparagraphs 5.02(a) and (b) hereof), deferred commissions shall be included in Gross Revenues only upon receipt.

(g)        No Continuing Royalty shall be payable with respect to commissions or referral fees arising from transactions subject to a binding written agreement prior to the date hereof.  Continuing Royalty shall be payable upon any termination or expiration of this Agreement with respect to commissions or referral fees receivable in connection with any binding written agreement then in effect.  For purposes of this subparagraph, a listing agreement shall not be deemed to be a “binding written agreement”.

(h)        For each Anniversary Year following the First Anniversary Year, Franchisee’s minimum Continuing Royalty will be equal to Fifteen Thousand Dollars ($15,000).  If Franchisee fails to pay the minimum Continuing Royalty in any Anniversary Year, Franchisor shall, following the end of such Anniversary Year, notify Franchisee of the amount by which Franchisee has failed to meet the minimum Continuing Royalty.  Franchisee shall pay to Franchisor such amount within thirty (30) days after receipt by Franchisee of such notice.

5.03                    Marketing Fee

(a)        Franchisee shall pay to Franchisor a monthly Marketing Fee equal to an amount calculated based on Gross Revenues, as set forth in the following table, but not less than $500 per month.

Gross Revenues From	Gross Revenues To	Marketing Fee
$0	$1,000,000	1.00%
$1,000,000	$5,000,000	0.75%

$5,000,000	$10,000,000	0.50%
$10,000,000	$100,000,000	0.25%
$100,000,000	and greater	0.15%

(b)        The Marketing Fee is payable in arrears on the first day of each month and shall be collected by Franchisor from the Depository Checking Account on the fifth business day of the month following the month in which the Gross Revenues upon which the Marketing Fee is based were earned.  The Marketing Fee will be calculated as a percentage of the Gross Revenues derived from the Franchised Business during the month for which the Marketing Fees are due. The percentage to be used in the calculation of the monthly Marketing Fee is determined by the cumulative amount of Gross Revenues reported by Franchisee to Franchisor from the most recent anniversary of the Effective Date through the last day of the month for which the Marketing Fee is due.  The percentage used will be adjusted when the Thresholds set forth in the table in subparagraph 5.03(a) are reached.  By way of example only, if in the current Anniversary Year, Franchisee’s to-date Gross Revenues are $1,050,000, and Franchisee reported $100,000 in Gross Revenues for the applicable month, then the Marketing Fee for that month would be calculated as the sum of 1.00% of the first $50,000 of Gross Revenues (or $500) plus 0.75% of the next $50,000 of Gross Revenues for the month (or $375), for a total Marketing Fee of $875 for that month. Marketing Fees are the property of Franchisor and may be deposited by Franchisor into its general operating account.

(c)        On a national basis, Franchisor may impose an additional assessment upon all of its franchisees for special designated advertising, marketing, or promotional activities (so long as such assessment is not in substance merely an increase in the general Marketing Fee referred to in subparagraph 5.03(a) hereof), if franchisees owning two-thirds of all of its franchised Locations agree to such additional assessment by affirmative vote.

(d)        In its sole discretion, Franchisor shall have the right to reduce the Marketing Fee set forth in subparagraph 5.03(a) above and, upon not less than 30 days’ prior written notice, to restore said Marketing Fee to an amount that shall not exceed the Marketing Fee specified in subparagraph 5.03(a) above, as adjusted in accordance with the Consumer Price Index.

(e)        Franchisor, in its sole discretion, shall expend, for the purposes of national, regional or local advertising, cooperative advertising, marketing, market research, public relations, promotional campaigns and other programs designed to promote and enhance the value of the System, the Service Marks and general public recognition and acceptance thereof, an amount equal to (i) the aggregate Marketing Fees collected from all of its franchisees less (ii) actual administrative expenses with respect to all advertising, market research, public relations and promotional campaigns, which aggregate administrative expenses shall not exceed 15% of the annual aggregate Marketing Fees received or receivable by Franchisor, and Franchisor’s actual advertising production costs. Marketing Fees may be used for, and Franchisor’s reimbursable administrative expenses may include, expenses incurred for training, customer service support, and software development and distribution.  Franchisor and its affiliates are entitled to reimbursement for expenses incurred or advanced to administer and manage such advertising, marketing, market research, public relations and promotional campaigns, including, but not limited to, the reasonable costs of accounting, collection, and legal services, as well as other products or services which historically have been provided by unaffiliated third parties, and the cost for employees administering, managing and providing services related to such activities. Franchisor is under no obligation to use all Marketing Fee contributions in the year they are received, and any unspent Marketing Fee contributions may be accumulated for use in future years.

(f)         No interest on unexpended Marketing Fees shall be imputed for the benefit of, or payable to, Franchisee and no interest on Franchisor expenditures in excess of Marketing Fees collected shall be imputed for the benefit of, or payable to, Franchisor.

(g)        Franchisor shall determine the cost, form of media, content, format, production, timing (including regional or local concentration and seasonal exposure), location and all other matters relating to advertising, public relations and promotional campaigns. Franchisor is under no obligation to use or allocate Marketing Fees on a proportional basis.  Franchisee acknowledges that expenditures of Marketing Fees are intended to benefit the entire Network, and may not benefit Franchisee directly.

(h)        On or before March 31 of each year, Franchisor shall deliver to Franchisee a statement of receipts and expenditures of the aggregate Marketing Fees relating to the preceding calendar year, certified to be correct by an officer of Franchisor.

(i)         Franchisor shall have no liability for any act or omission with respect to the collection or use of Marketing Fees that is consistent with this Agreement or is otherwise performed by Franchisor in good faith.

5.04                    Referral Fees

Franchisee shall pay to Franchisor an annual Referral Fee of Thirty-Five Dollars ($35.00) per full-time sales associate and full-time sales associate equivalent; provided that Franchisee’s minimum annual fee shall be Seven Hundred Fifty Dollars ($750.00) and Franchisee’s maximum annual fee shall be Seven Thousand Five Hundred Dollars ($7,500.00). In the event this Agreement is terminated prior to its natural expiration date and Franchisee is in good standing at the time, Franchisor shall refund to Franchisee the appropriate pro-rata share of the annual fee previously paid to Franchisor.

5.05                    Late Charge

All delinquent payments of any sums due Franchisor shall bear interest from the date due until paid at the rate of 12.5% per annum or the highest rate permitted by law, whichever is lower.

5.06                    No Accord or Satisfaction

If Franchisee pays, or Franchisor otherwise receives, a lesser amount than the full amount provided for under this Agreement for any payment due hereunder, such payment or receipt shall be applied against the earliest amount due Franchisor.  Franchisor may accept any check or payment in any amount without prejudice to Franchisor’s right to recover the balance of the amount due or to pursue any other right or remedy.  No endorsement or statement on any check or payment or in any letter accompanying any check or payment or elsewhere shall constitute or be construed as an accord or satisfaction.

5.07                    Taxes Upon Payments to Franchisor

Should any sales and/or service tax be imposed upon payments made by Franchisee to Franchisor hereunder, Franchisee agrees to pay such amounts to Franchisor.

VI.  TERM

6.01                    Initial Term

The initial term of this Agreement shall be Ten (10) years from the Effective Date hereof, unless sooner terminated pursuant to the provisions of this Agreement.

6.02                    No Renewal Rights

Franchisee shall have no renewal rights under this Agreement. The tender or acceptance of payments from Franchisee by Franchisor after expiration or termination of this Agreement shall neither prejudice Franchisor’s rights to enforce the expiration or termination of Franchisee’s obligations upon expiration or termination, nor create any additional rights in Franchisee’s favor under this agreement.  Following expiration or termination, any continued use of the Service Marks by Franchisee, the Franchised Business, or any of its sales associates will constitute willful and knowing infringement, dilution of Franchisor’s trademark rights and unfair competition.

6.03                    Notice of Expiration Required by Law

If applicable law requires that Franchisor give a notice of expiration to Franchisee prior to the expiration of the term, Franchisor will give such required notice.  If Franchisor does not give such required notice, this Agreement shall remain in effect on a month-to-month basis only until Franchisee has received such required notice.

VII.  SERVICE MARKS

7.01                    License

Franchisor hereby grants to Franchisee the non-exclusive right during the term hereof to use and display the Service Marks in accordance with the provisions contained herein and in the Operations Manual, solely in connection with the operation of the Franchised Business.  This license is for use of the Service Marks within the United States of America only.  Franchisor’s consent and authorization must be obtained prior to Franchisee’s use of the Service Marks in any form whatsoever outside the United States.  Franchisee acknowledges that Franchisor prescribes minimum standards respecting the nature and quality of the goods and services provided by Franchisee in connection with which the Service Marks are used.  Franchisee agrees to be responsible for and supervise all of its employees and agents in order to ensure the proper use of the Service Marks in compliance with this Agreement.  Franchisee shall use the Service Marks solely in connection with the Franchised Business and shall not use or display the Service Marks in connection with the operation of any business, the performance of any other service or the conduct of any real estate or other activity outside the scope of the Franchised Business.  The foregoing prohibition shall include, but not be limited to, the use or display of the Service Marks in connection with the brokerage or property management of Commercial Property not included within the definition of the Franchised Business and the rendering of mortgage brokerage, appraisal, financial or insurance services.  Franchisee agrees that all of Franchisee’s use of the Service Marks under this Agreement inures to the benefit of Franchisor.  Nothing herein shall give Franchisee any right, title or interest in or to any of the Service Marks, except a mere privilege and license during the term hereof to display and use the same strictly according to the limitations provided in this Agreement and the Operations Manual.  Franchisee agrees that all artwork, graphics, layouts, slogans, names, titles, text or similar materials incorporating, or being used in connection with, the Service Marks that may be created by Franchisee, its employees, agents and subcontractors and any other party with whom it may contract to have such materials produced pursuant to this Agreement shall become the sole property of Franchisor, including copyright and trademark rights, and Franchisee agrees on behalf of itself, its directors, officers, partners, employees, shareholders, managers, members, principals, agents, subcontractors and any other party with whom it may contract to have such materials produced, to promptly execute any and all appropriate documents in this regard.  Franchisee agrees to join with Franchisor in any application to enter Franchisee as a registered or permitted user, or the like, of the Service Marks with any appropriate governmental agency or entity.  Upon termination of this Agreement for any reason whatsoever, Franchisor may immediately apply to cancel Franchisee’s status as a registered or permitted user and Franchisee shall consent in writing to the cancellation and shall join in any cancellation petition.  The expense of any of the foregoing recording activities shall be borne by Franchisor.

7.02                    Use of Service Marks in Electronic Commerce

All use of the Service Marks used in electronic commerce, which includes all forms of electronic or computer communication except traditional television and radio, will be in accordance with the terms of the Operations Manual.  Franchisor may require that various types of electronic marketing or advertising utilize a specific template or format.  Franchisee must provide Franchisor with copies of all proposed applications for registration of any name or address using the Service Marks in or for electronic commerce, including Internet or web site addresses, e-mail addresses and domain names.  Franchisee must obtain Franchisor’s written approval prior to filing any such application.  Such approval shall be in Franchisor’s sole discretion.  Franchisee agrees to transfer any such Internet or web site addresses, e-mail addresses or domain names using the Service Marks to Franchisor upon Franchisor’s written request at any time including without limitation, upon termination or expiration of this Agreement for any reason.  No compensation shall be payable by Franchisor to Franchisee for or as a result of such transfer for any reason.  Promptly upon request (including following expiration or termination of the Agreement for any reason) Franchisee shall execute and deliver to Franchisor any and all documents, instruments and writings required by Franchisor to affect such transfer.  The only Service Marks that may be used by Franchisee in Internet or web site addresses, e-mail addresses and domain names for the Franchised Business are “Berkshire Hathaway HomeServices” and any permitted derivation thereof, which must only be used in accordance with the terms of the Operations Manual.  These two Service Marks may only be used in Internet or web site addresses, e-mail addresses and domain names for the Franchised Business itself.  The Service Marks may not be used by any employees or agents of Franchisee in individual Internet or web site addresses, e-mail addresses and domain names at any time.  Franchisee agrees to be responsible for and supervise the creation of any Internet or web site addresses, e-mail addresses and domain names by any of its employees and agents in order to ensure compliance with this prohibition.

7.03                    Acts in Derogation of the Service Marks

(a)        Franchisee agrees that as between Franchisor and Franchisee, the Service Marks are the exclusive property of Franchisor.  Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee’s franchised or licensed use thereof or otherwise.  It is expressly understood and agreed that ownership and title of the Service Marks and Franchisor’s manuals, bulletins, instruction sheets, forms, methods of operation and goodwill are and, as between Franchisor and Franchisee, shall remain vested solely in Franchisor, and the use thereof is only co-extensive with the term of this Agreement.  Franchisee acknowledges that the material and information now and hereafter provided and/or revealed to Franchisee pursuant to this Agreement (including in particular, but without limitation, the contents of the Operations Manual) are confidential trade secrets of Franchisor and are revealed in confidence, and Franchisee expressly agrees to keep and respect the confidences so reposed, both during the term of this Agreement and thereafter.  Franchisor and the owner of the Service Marks, respectively, expressly reserve all rights with respect to the Service Marks, confidential trade secrets, methods of operation and other proprietary information, except as may be expressly granted to Franchisee hereby or in the Operations Manual.  Franchisor shall disclose its trade secrets to Franchisee by loaning to Franchisee for the term of this Agreement manuals and other written materials containing the trade secrets, through training and assistance provided to Franchisee hereunder, and by and through the performance of Franchisor’s other obligations under this Agreement. Franchisee acknowledges that Franchisor is the sole owner of all proprietary information and trade secrets; that such information is being imparted to Franchisee only by reason of its special status as a Franchisee of the System; and that the trade secrets are not generally known to the real estate brokerage industry or public at large and are not known to Franchisee except by reason of such disclosure.  Franchisee further acknowledges that it shall acquire no interest in the trade secrets, other than the right to utilize them in the development and operation of the Franchised Business during the term of this Agreement.  In addition, Franchisee acknowledges that the use or duplication of the trade secrets except as expressly permitted by this Agreement shall constitute an unfair method of competition and that Franchisor shall suffer irreparable injury thereby.  Franchisee agrees that it will not do or permit any act or thing to be done in derogation of any of the rights of Franchisor in connection with the Service Marks, either during the term of this Agreement or thereafter, and that it will use same only for the uses and in the manner franchised and licensed hereunder and as herein provided.  Furthermore, Franchisee and its employees and agents will not engage in any acts or conduct that impair the goodwill associated with the Service Marks or reflects poorly on Franchisor.

(b)        In connection with the operation of the Franchised Business, Franchisee agrees that at all times and in all advertising, promotions, signs and other display materials, on its letterheads, business forms, and at the Locations and other authorized business sites, in all of its business dealings related thereto and to the general public, it will identify the Franchised Business under an Assumed Name, or Assumed Names, approved by Franchisor, together with the words “AN INDEPENDENTLY OWNED AND OPERATED FRANCHISEE OF BHH AFFILIATES, LLC”, or such other similar designation as shall hereafter be prescribed by Franchisor, all in such form, size and style as shall be prescribed in the Operations Manual.  In its sole discretion, Franchisor retains the right to deny the use of certain words or phrases in an Assumed Name.  Franchisee shall file and keep current a “Fictitious Business Name Statement” (or similar document) with respect to any Assumed Name in the county or other designated region in which Franchisee is conducting business and at such other places as may be required by law.  Prior to commencing business under the Service Marks, Franchisee shall supply evidence satisfactory to Franchisor that Franchisee has complied with relevant laws regarding the use of fictitious or assumed names and, if applicable, the rules and regulations of the National Association of Realtors respecting use of any of their registered marks.  The total appearance of any Assumed Name and other identifying words must be approved, in advance, by Franchisor.  Franchisee further agrees that it will not identify itself as (i) Franchisor, (ii) a subsidiary, parent, affiliate, division, shareholder, partner, joint venturer, agent or employee of Franchisor or other owner of the Service Marks or (iii) any of Franchisor’s other franchisees.  If Franchisee is a corporation or limited liability company, Franchisee shall not use in its corporate or entity name either the Service Marks or any words confusingly similar thereto, or the term “Realtor”, which is a registered mark of the National Association of Realtors.  This paragraph 7.03 is not intended by the parties hereto to afford the National Association of Realtors any rights as a third party beneficiary.

7.04                    Use and Modification of Service Marks

At its sole expense, Franchisee shall replace the signage and materials of the existing Locations with signage and materials bearing the Franchisor’s Service Marks within 90 days of the Effective Date.

Franchisor may add to, substitute or modify any or all of the Service Marks from time to time, by either (i) a directive in the Operations Manual, or (ii) immediately, upon written notice if Franchisor is required by law to substitute or modify the Service Marks.  Franchisee shall accept, use, display, or cease using, as may be applicable, the Service Marks, including but not limited to, any such modified or additional trade names, trademarks, service marks, logo types and commercial symbols, and shall within 30 days of receiving notification, commence to implement such changes, at its expense, and use its best efforts to complete such changes as soon as practicable.  On expiration or sooner termination of this Agreement, Franchisor may, if Franchisee does not do so, execute in Franchisee’s name and on Franchisee’s behalf any and all documents necessary, in Franchisor’s judgment, to end and cause a discontinuance of the use by Franchisee of the Service Marks and Assumed Name registrations and Franchisor is hereby irrevocably appointed and designated as Franchisee’s attorney-in-fact to do so.

7.05                    Use of Other Trademarks

Franchisee shall not use or display or permit the use or display of trademarks, trade names, service marks, insignias or logo types other than an Assumed Name (i) in any advertisement that contains the word “Berkshire Hathaway HomeServices” or any other Service Marks, (ii) in or on any Location or place of business of Franchisee in any manner that is reasonably visible from outside such Location or place of business, (iii) in any form of electronic commerce, or (iv) in any computer system used at any Location or place of business of Franchisee, or otherwise in connection with the Franchised Business, in any manner that could lead any person to believe that such other trademarks, trade names, service marks, insignias or logo types or the products or services with which they are associated are owned or offered by the Franchisor or its affiliates, except as otherwise expressly permitted herein or in the Operations Manual.

7.06                    Prohibition Against Disputing Franchisor’s Rights

Franchisee agrees that it will not, during or after the term of this Agreement, in any way, dispute or impugn the validity of the Service Marks licensed hereunder, or the rights of Franchisor thereto, or the right of Franchisor or other franchisees of Franchisor to use the same during the term of this Agreement or thereafter.

7.07                    Service Mark Infringement Claims and Defense of Service Marks

In the event Franchisee receives notice or otherwise becomes aware of any claim, suit or demand against it by any party other than Franchisor, HomeServices or their affiliates on account of any alleged infringement, unfair competition or similar matter arising from its use of the Service Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify Franchisor of any such claim, suit or demand.  Franchisee shall have no power, right or authority to settle or compromise any such claim, suit or demand by a third party without the prior written consent of Franchisor.  Franchisor shall defend, compromise or settle at its discretion any such claim, suit or demand at Franchisor’s cost and expense, using attorneys selected by Franchisor or the owner of the Service Marks, and Franchisee agrees to cooperate fully in such matter.   Franchisor shall indemnify and hold harmless Franchisee from and against any and all judgments resulting from any such claim, suit or demand arising from Franchisee’s use of the Service Marks in accordance with the terms of this Agreement.  Franchisor shall have the sole discretion to determine whether a similar trademark or service mark being used by a third party is confusingly similar to the Service Marks being used by Franchisee and whether and what subsequent action, if any, should be undertaken with respect to such similar trademark or service mark.

7.08                    Display of Service Marks Material Consideration

Franchisee acknowledges that a material consideration in Franchisor’s decision to award this franchise is the agreement of Franchisee to use and promote the Service Marks in conformance with the Operations Manual and the terms of this Agreement.  Franchisee agrees that, should it for any reason fail to use and promote the Service Marks in accordance with the terms of this Agreement, in addition to the other rights and remedies available to Franchisor for this and other breaches of this Agreement, Franchisee agrees to pay to Franchisor as liquidated damages and not as penalty, an amount equal to the total Continuing Royalty due and payable by Franchisee to Franchisor for the two Anniversary Years immediately preceding Franchisee’s failure to comply with the terms of this paragraph.

VIII.  INSTRUCTION AND OPERATING ASSISTANCE

8.01                    Affiliate Integration Process.

Franchisor shall provide training for integration into the System to the Location Managers and other responsible management persons designated by Franchisee for each Original Location during the Affiliate Integration Process.   Such training shall be conducted within 60 days after the Effective Date, and be for such duration and at such time and place as Franchisor shall determine.  Such Location Managers and designated persons must complete the Affiliate Integration Process within 60 days after the Effective Date, except as otherwise provided in writing by Franchisor.   In its discretion, Franchisor may require the General Manager or other principals of Franchisee to participate in the Affiliate Integration Process.  Franchisor reserves the right to limit the number of attendees at the Affiliate Integration Process to one responsible person for each Original Location.

8.02                    Sales Professional Orientation

Franchisor shall, within 45 days following the Effective Date, unless otherwise mutually agreed, provide a Sales Professional Orientation at a single location to be provided by Franchisee at its cost and expense, either in one of Franchisee’s Locations or such other location as is reasonably selected by Franchisee.  Franchisor shall provide materials and presentations to introduce Franchisee’s sales professionals to Franchisor’s System and the Network.  Franchisee, in addition to the location, shall provide refreshments, if any, at its cost and expense.

8.03                    Staff Training Courses

(a)        Franchisor may make available to Franchisee, from time to time, optional staff training courses, seminars, conferences, or other programs, in a suitable location in Franchisor’s discretion.

(b)        Upon reasonable notice, Franchisor may require attendance of designated personnel of Franchisee at training courses, seminars, conferences or other programs other than the Affiliate Integration Program that are deemed by Franchisor to be relevant or appropriate to the successful operation of the System.  Fees may be charged by Franchisor for required training courses, seminars, conferences or other programs.

(c)        In connection with any staff training courses described in subparagraphs 8.03(a) and 8.03(b) above, Franchisee shall pay the travel, hotel and meal expenses for Franchisee’s attendees.

8.04                    Sales Convention

Periodically, Franchisor will arrange a business conference for all of its franchisees (the “Sales Convention”) at which franchisees may participate in various programs with Franchisor and other franchisees.  Franchisee shall purchase one Sales Convention full registration package for each of its Locations for each Sales Convention Franchisor arranges.  On or about the first of each year, if a Sales Convention is to be held that year, Franchisor shall automatically deduct the cost of such registration from Franchisee’s Depository Checking Account.  All of Franchisee’s management and sales professionals are strongly encouraged but not required to attend each Sales Convention that is made available.

8.05                    Continuing Assistance

Franchisor shall provide such periodic assistance, as it deems appropriate, utilizing Franchisor’s representatives who shall contact or visit the franchised Locations from time to time.  The frequency and duration of such contacts or visits to Locations by representatives of Franchisor shall be in the sole discretion of Franchisor.  In addition, Franchisor will be available on an ongoing basis for consultation and guidance with respect to the operation and management of the Franchised Business.  In its sole discretion, Franchisor, from time to time, also may make available an operations review of the Franchisee’s business operations based on information provided by the Franchisee.  The operations review will be no more frequent than one per year. In addition to the Operations Manual, Franchisor may from time to time provide Franchisee with additional materials relating to the Franchised Business.

8.06                    Proprietary Materials

At the Sales Professional Orientation, Affiliate Integration Process, or other training programs (if any), Franchisor may provide to Franchisee proprietary information, training materials, training curricula and related Materials for use in connection with the training of Franchisee’s staff.  Such items are and shall remain the property of Franchisor.  Franchisor may also from time to time make available to Franchisee for purchase Materials relevant to the System and the Franchised Business.  Franchisee shall not, and shall not allow its employees or others, to copy, reproduce, disseminate or otherwise reveal to third parties any of the foregoing proprietary information and related Materials without Franchisor’s express prior written consent.

8.07                    Timing

Franchisee acknowledges that Franchisor’s ability to provide the training, continuing assistance and other services provided for under Article VIII and Article IX hereof promptly following the Effective Date may be affected by various factors including the number of Locations being operated by Franchisee and the number of franchisees being incorporated into the Network at substantially the same time.  Franchisor shall establish a reasonable schedule to provide such services taking such factors into account and shall exercise commercially reasonable efforts to provide such services within the times otherwise provided hereunder.

8.08                    Response to Consumer Complaints

Franchisee agrees to respond to consumer and/or customer complaints as required by the Operations Manual, which among other requirements imposes upon Franchisee an obligation to work with Franchisor to respond reasonably to consumer or customer complaints.

IX.  OPERATION OF BUSINESS

9.01                    Franchisee Operational and Staff Requirements

(a)        Franchisee shall operate an Approved Broker Management System pursuant to paragraphs 9.02(b) and 9.02(c) hereof in a competent manner and failure to do so constitutes a material breach of this Agreement.

(b)        All Locations, including Restricted Purpose Locations, shall remain open on a full-time and continuous basis, except as caused by acts of God or other matters beyond the control of Franchisee (other than Franchisee’s inability to procure money).

(c)        Once a Location is Abandoned, it may not be reopened by Franchisee except as a new Additional Location, after compliance with all procedures and payment of fees applicable to Additional Locations.

(d)       Franchisee shall provide Franchisor with an estimate of the period of operation of each Subdivision Sales Office and a summary of any other pertinent details requested by Franchisor.  A Subdivision Sales Office may be established by Franchisee only upon the written consent of Franchisor, which consent shall not be unreasonably withheld but which consent may be subject to certain conditions at commencement of operations or any time thereafter, including (i) limitations on the authorized period and scope of operation and (ii) a requirement to operate and utilize an Approved Broker Management System or such other real estate software system specified in the Operations Manual for use in Subdivision Sales Offices.

(e)        Franchisee acknowledges that the System provides the opportunity to participate in a referral network, supported by Franchisor that promotes broker-to-broker referrals of business on a nationwide basis between Franchisee and other franchisees in the System as well as certain programs to generate referral activity and agrees that Franchisee is obligated to observe all terms, conditions and general referral policies as set forth in the Operations Manual.

9.02                    Reporting and Computer Software System Requirements

(a)        Not later than 120 days after the Effective Date, and at all times thereafter, Franchisee, at its sole expense, shall install, be trained on, and continuously use, one of the approved real estate software systems set forth on Exhibit A attached hereto, or such other system approved by Franchisor in writing in its sole discretion, which approval may be subject to certain restrictions or conditions set forth by Franchisor.  Each such approved system is an “Approved Broker Management System”, and includes an information interface capability that allows it to electronically communicate with Franchisor’s designated computer system. Franchisee must also maintain a software support agreement for the Approved Broker

Management System.  Franchisee shall communicate data to Franchisor’s designated computer system directly from Franchisee’s computer system by use of an Approved Broker Management System.  Franchisor may update the list of Approved Broker Management Systems from time to time in the Operations Manual.  After installing an Approved Broker Management System, Franchisee may replace such Approved Broker Management System with another Approved Broker Management System, provided Franchisee gives Franchisor 30 days’ prior notice of such replacement.  In the event that at any time following the First Anniversary Year, or earlier if otherwise provided in the approval for systems other than those set forth in Exhibit A, Franchisor determines in its sole discretion that such Approved Broker Management System has become inadequate, Franchisor shall so notify Franchisee and Franchisee shall take immediate steps to install, be trained on and use an alternative Approved Broker Management System within the time period (not less than 90 days) set forth in the Operations Manual.

(b)        Franchisee is required to report certain data to Franchisor on a periodic basis through an Approved Broker Management System, including, but not limited to, Gross Revenues received or receivable, closed sales and other closed contracts, as set forth in the Operations Manual. USE BY FRANCHISEE OF AN APPROVED BROKER MANAGEMENT SYSTEM IS MANDATORY.  Without limiting the foregoing, commencing on the Effective Date, Franchisee is required to timely, accurately and fully report all closed transactions and other information as specified in the Operations Manual.  Such information shall be reported in the format specified in the Operations Manual.  Franchisor shall be the co-owner of any such reported information with unrestricted rights to use such information.

(c)        Franchisee shall report the data required by the Operations Manual manually until Franchisee becomes active on an Approved Broker Management System.  Franchisee shall submit manually reported information to Franchisor on a weekly basis commencing upon the Effective Date as further specified in the Operations Manual.  All payments due under this Franchise Agreement when Franchisee is reporting manually shall be collected through Franchisee’s Depository Checking Account.

(d)       Franchisee must also maintain a software support agreement for the Approved Broker Management System.    In the event Franchisee does not maintain a software support agreement, Franchisor may purchase such software support it deems reasonably appropriate on Franchisee’s behalf, and Franchisee shall reimburse Franchisor for all costs of such software support through an automatic deduction from Franchisee’s Depository Checking Account.

(e)        If Franchisee is not active on an Approved Broker Management System within one hundred twenty (120) days of its Effective Date, or otherwise fails to comply with the electronic reporting requirements herein, Franchisee shall pay Franchisor an administrative fee for processing Franchisee’s manual transactions as further provided in the Operations Manual.

9.03                    Communications Systems and Hardware

(a)        At its sole expense, Franchisee shall obtain a data grade telephone line (the “data line”) or other communication device and other hardware meeting the specifications prescribed by Franchisor in the Operations Manual, such data line or other communication device and other hardware to be used to facilitate communications between Franchisee’s computer system and

Franchisor’s designated computer system.  Such data line or other communication device shall be available for all transmissions of data required by this Agreement for such periods and at such intervals as is set forth in the Operations Manual.  All costs associated with the maintenance of such data line or other communication device and other hardware shall be borne solely by Franchisee.  The data line or other communication device and other hardware shall be operational no later than 120 days following the Effective Date.

(b)        Franchisor reserves the right to require Franchisee, either upon prior written notice or as may be provided in the Operations Manual, to add commercial communications systems or capacities.  For example, and not by way of limitation, Franchisor may require electronic mail, Internet capacities and/or participation in an Intranet developed by Franchisor.  The cost of such systems or capacities shall be borne by Franchisee and may include a reasonable charge for services Franchisor chooses to provide.

9.04                    Depository Checking Account

At the Effective Date and thereafter, Franchisee shall establish and maintain a Depository Checking Account at a bank or other financial institution that is a participating member of the Depository Checking Account or such other network or system as may be directed by Franchisor pursuant to the guidelines set forth in the Operations Manual.  Franchisee shall instruct the institution holding the Depository Checking Account to allow Franchisor access to the Depository Checking Account for collection of Continuing Royalty, Marketing Fees and other fees set forth in this Agreement.  Under no circumstances shall such access to the Depository Checking Account be deemed control or joint control of the Depository Checking Account by Franchisor.  Franchisee continuously shall maintain a minimum balance in the Depository Checking Account of $1,500 or such higher continuous minimum balance as Franchisor shall deem reasonably necessary.  Franchisee shall reimburse Franchisor for all extraordinary costs incurred by Franchisor in collecting or attempting to collect funds due Franchisor from the Depository Checking Account (for example, without limitation, charges for non-sufficient funds, uncollected funds or other discrepancies in deposits or maintenance of the Depository Checking Account balance in accordance with the terms hereof).  The Depository Checking Account shall be established and maintained solely for purposes set forth in this paragraph 9.04 and the Operations Manual.

9.05                    Operations Manual

(a)        Franchisee shall operate the Franchised Business in accordance with the Operations Manual, a copy of which shall be provided to Franchisee on or soon after the Effective Date.  Franchisor shall have the right to modify the Operations Manual at any time by the addition, deletion or other modification of the provisions thereof.  Franchisor agrees that although such modifications to the Operations Manual may be material in that they may have an effect on the operation of the Franchised Business, they may not conflict with or materially alter the terms of this Agreement.  All such additions, deletions or modifications shall be effective five business days after Franchisor has given notice to Franchisee in accordance with paragraph 14.07 hereof or, at Franchisor’s option, provided Franchisee with an electronic copy of the revisions to the Operations Manual.

(b)        All additions, deletions or modifications to the Operations Manual shall be equally applicable to all similarly situated Franchisees.  The Operations Manual, as modified or amended from time to time, shall not alter Franchisee’s fundamental status and rights under this Agreement.  As modified from time to time, the Operations Manual shall be deemed to be an integral part of this Agreement and references to the Operations Manual made in this Agreement, or in any amendments or exhibits hereto, shall be deemed to mean the Operations Manual, as amended from time to time.

(c)        Franchisor shall furnish to Franchisee at no additional charge an electronic copy of the Operations Manual at the time of the Affiliate Integration Program, all of which copies shall at all times remain the sole, confidential, trade secret property of the Franchisor.  Upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall immediately return the Operations Manual to Franchisor and shall retain no copy or reproduction.  Except as specifically permitted by Franchisor, at no time may Franchisee, or its employees or agents, make, or cause to be made, any copies or reproductions of all or any portion of the Operations Manual and shall not disclose the terms thereof to any other person except employees and agents of Franchisee when required in the operation of the Franchised Business by means of electronic communication. The Operations Manual may not be forwarded to anyone and no electronic copy provided to anyone except as provided by Franchisor.

9.06                    Signs and Display Materials

Franchisee agrees that all signs, display materials and other Materials shall be in full compliance with the specifications provided in, and in conformity with, the Operations Manual.  Said Materials may be purchased and procured by Franchisee from Franchisor or suppliers designated or approved by Franchisor in accordance with Operations Manual guidelines.

9.07                    Telephone Numbers

At its sole expense, Franchisee shall obtain “white pages” and “yellow pages” listings in the form, size and content and in accordance with procedures prescribed by the Operations Manual, in at least one applicable telephone directory of general distribution covering the Locations and Restricted Purpose Locations, or such other areas as Franchisor may direct, of its authorized Assumed Name as promptly as possible after the Effective Date of this Agreement, and shall list telephone numbers for each Location.  If Franchisee is engaged in businesses other than the Franchised Business, Franchisee must maintain different telephone numbers and may make no reference to the Franchised Business in any “white pages” or “yellow pages” listings in respect of such other businesses.

9.08                    Contact Person

Franchisee shall appoint a Contact Person(s), who shall be responsible to receive and disseminate all marketing and other materials received from Franchisor.  Contact Person shall participate in conference calls and other events as provided in the Operations Manual.  Failure to comply herewith shall result in those actions provided by the Operations Manual.  Franchisee shall notify Franchisor of the name, business address and business phone number of the Contact Person, updating such information whenever a change occurs.

9.09                    Insurance

Franchisee shall have in effect on the Effective Date and maintain during the term hereof insurance in such types and amounts as are specified in the Operations Manual.  All policies of insurance to be maintained by Franchisee shall contain a separate endorsement naming the Franchisor and if required by Franchisor, its parent and affiliated companies, as additional insured.  Such policies of insurance shall not be subject to cancellation or modification except with 30 days’ prior written notice to the Franchisor.  Franchisee shall cause certificates of insurance showing compliance with the above requirements to be delivered to the Franchisor at the initiation of the Franchise Agreement and at such other times as Franchisor may request.  In the event Franchisee does not maintain the insurance coverage required in the Operations Manual, then in addition to any other rights and remedies available to it under the Agreement, Franchisor may purchase such policies of insurance as it deems required and Franchisee shall reimburse Franchisor for all costs of such insurance.

9.10                    Records and Rights of Inspection

(a)        Franchisee covenants and agrees that it shall keep and maintain during the term hereof, and for a period of 36 months following expiration or termination for any reason, full, true and complete records of all revenues and expenditures respecting each Location and Restricted Purpose Location, whether related to the Franchised Business or otherwise, in the form and manner specified by Franchisor in its Operations Manual.  Franchisee shall permit Franchisor or its representatives or agents selected in the sole discretion of Franchisor, during normal business hours, to examine or audit the books of accounts, bank statements, documents, records, papers, and federal, state and local tax return records relating to the Franchised Business or individual officers, directors, owners, partners, or affiliated or related entities or shareholders.  If Franchisor should cause an audit to be made and the Gross Revenues or business transacted as shown by Franchisee’s records should be found to be understated by any amount, Franchisee shall immediately pay to Franchisor the additional amount payable as shown by such audit, plus interest thereon at the rate of 15% per annum or the highest rate of interest allowed by law, whichever is lower, computed from the date (or dates) said understated amount (or amounts) were due.  If (i) Franchisee’s Gross Revenues are found to be understated by two percent or more or (ii) if Franchisee’s financial records require a substantial effort (as determined in the sole judgment of Franchisor, exercised in good faith) on behalf of Franchisor’s auditors to be placed in a condition readily conducive to audit, Franchisee shall pay to Franchisor the entire cost of such audit; otherwise, the cost of the audit shall be borne by Franchisor.  If either Franchisee or Franchisor cancels a scheduled audit, the party canceling such audit will pay the costs arising out of the cancellation.  Franchisee shall furnish the Franchisor with a copy of any and all certified financial statements respecting Franchisee’s business, and relevant information from Franchisee’s Multiple Listing Service, if requested, without any cost or expense to Franchisor.

(b)        Within 120 days after the end of each of Franchisee’s fiscal years, Franchisee shall furnish Franchisor with (i) a Profit and Loss Statement and Balance Sheet of the Franchised Business for the previous fiscal year, (ii) a Reconciliation of Gross Revenues for the previous fiscal year, (iii) a report of sales closed through Franchisee’s Approved Broker Management System for the previous fiscal year, (iv) a list of Franchisee’s Locations and Restricted Purpose Locations (including the addresses and telephone numbers of each office and the number of sales professionals, if any, who operate from each office), (v) such materials as Franchisor shall require with respect to compliance with Identity Standards, (vi) such materials as Franchisor shall require with respect to compliance with applicable laws, rules and regulations, and (vii) any further information Franchisor shall reasonably require.  All such financial statements and information shall be prepared in accordance with the guidelines prescribed by Franchisor in the Operations Manual, and shall be certified by Franchisee or, in the case of a corporate Franchisee, by Franchisee’s Chief Executive Officer or Chief Financial Officer, as being true, complete and correct.

(c)        Franchisor shall have the right, at any time, to use any financial report or statement, or any information derived therefrom, relating to the Franchised Business or any or all of the Locations and Restricted Purpose Locations, as part of Franchisor’s Franchise Disclosure Document or similar disclosure document.

9.11                    Review

Upon reasonable prior written notice, Franchisor shall have the right to send representatives at reasonable intervals during normal business hours, into Franchisee’s Locations or Restricted Purpose Locations to inspect Franchisee’s other records, operations, business methods, service, management and administration, to determine the quality thereof and the faithfulness of Franchisee’s compliance with the provisions of this Agreement and the Operations Manual.  If such other records are not located at a Location or Restricted Purpose Location, Franchisor’s representatives shall have the right to inspect said other records, wherever located.

9.12                    Compliance with Laws

Franchisee shall (a) operate the Franchised Business in compliance with all applicable laws, rules and regulations of all governmental authorities, (b) comply with all applicable wage, hour and other laws and regulations of the federal, state or local governments, (c) prepare and file all necessary tax returns, (d) pay promptly all taxes imposed upon Franchisee or upon its business or property, and (e) at all times comply with the Code of Ethics of the National Association of Realtors and other appropriate organizations.  Franchisee represents and warrants that it shall obtain and at all times maintain all necessary permits, certificates and/or licenses necessary to conduct the Franchised Business in the localities within which each Location or other office is situated.  Franchisee shall immediately notify Franchisor of any litigation, arbitration, disciplinary action, criminal proceeding, or any other legal proceeding or action brought against or involving Franchisee, or any entity affiliated with Franchisee, or any agent, employee, officer, member, manager, owner, director or partner of Franchisee, which notification shall include all relevant details in respect thereof, according to the procedures set forth in the Operations Manual.

9.13                    No Other Real Estate Brokerage Businesses

Franchisee acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and trade secrets, including, without limitation, information regarding the operational, sales, promotional and marketing methods and techniques of the

System.  In consideration for the use and license of such valuable information, Franchisee agrees that it shall not, during the term of this Agreement, act as a real estate broker with respect to any business other than the Franchised Business, nor operate, manage, own, assist, license, sublicense, act on behalf of, represent, or hold an interest, direct or indirect (as an employee, officer, director, shareowner, partner, joint venturer or otherwise), in any real estate brokerage business other than the Franchised Business, without the express prior written consent of Franchisor.  Franchisee acknowledges that the Franchised Business does not include, among other things, Acting as a Real Estate Broker with respect to a transaction involving Commercial Property having a gross listing or sales price that exceeds $25,000,000, and such action is, therefore, included in the prohibition contained in the preceding sentence.  It is the intention of the parties that Franchisee maximize the Gross Revenues of the Franchised Business for the mutual benefit of Franchisor and Franchisee, and any action of Franchisee that diverts business to another entity or diminishes the Gross Revenues of the Franchised Business shall be a material breach of this Agreement.  Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with, any person, persons, partnership, or corporation, (a) divert or attempt to divert any business or customer of the Franchised Business to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Service Marks or the System, or (b) solicit any person who is at that time employed by Franchisor to leave his or her employment.  This paragraph 9.13 shall apply to each Equity Holder of Franchisee.

Franchisee acknowledges that the restrictions contained in this paragraph are reasonable and necessary in order to protect legitimate interests of Franchisor, and in the event of violation of any of these restrictions, Franchisor shall be entitled to obtain damages including, without limitation, Continuing Royalty and other fees that would have been payable if such business were included in the Franchised Business, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Franchisor may be entitled at law or in equity.

Franchisee agrees that it and each of its Equity Holders will give written notice to Franchisor prior to engaging in any real estate related business other than the Franchised Business (“RERB”), including, without limitation, mortgage, escrow, construction, development, appraisal, referral and consulting matters; and Franchisee acknowledges that it and each of its Equity Holders have given such written notice prior to entering into this Agreement.  If Franchisor so directs, Franchisee and each of its Equity Holders shall execute an agreement acceptable in form and content to Franchisor that there will be no use of the Service Marks in connection with any RERB, that all real estate transactions involving both the Franchised Business and any RERB shall be conducted on an arm’s length basis and that any RERB is subject to the provisions of subparagraph 9.10(a) above.

9.14                    Change in Status Processing

Requests for (a) change of Assumed Name, (b) relocations of any Locations or Restricted Purpose Locations, (c) closures of any Locations, (d) changes in designated Responsible Agent or Broker, (e) establishment or extension of the authorized operational period of a Subdivision Sales Office, or (f) other changes in status as may be specified from time to time by Franchisor, shall be made on such form as designated by Franchisor in the Operations Manual.  No approvals shall be effective until delivered in writing and signed by an officer of Franchisor.

X.  ASSIGNMENT

10.01            Assignment by Franchisor

Franchisor shall have the right to Transfer any or all of its direct or indirect interest in this Agreement (including, without limitation, the economic benefits derived from this Agreement), and any or all of its rights and privileges hereunder to any other person, firm or corporation (“Assignee of Franchisor”); provided that, in respect to any Transfer (“Assignment by Franchisor”) resulting in the subsequent performance by such Assignee of Franchisor of the functions of the Franchisor:  (a) at the time of Assignment by Franchisor, the Assignee of Franchisor is financially responsible and economically capable of performing the obligations of Franchisor hereunder; and (b) the Assignee of Franchisor expressly assumes and agrees to perform such obligations.  In the event of such Assignment by Franchisor, Franchisor shall be relieved of all obligations or liabilities then existing or thereafter assertable under this Agreement; provided however, that if Franchisee continues to comply with all terms and conditions of this Agreement, including but not limited to paragraph 3.03 and Articles VII and IX hereof, then Franchisee shall be entitled during such continued compliance to use the Service Marks licensed hereunder until the later of the end of the then current term of this Agreement or two years from the date of such Assignment by Franchisor.  At the end of such period of continued compliance and use of the Service Marks, Franchisee shall comply with the terms of paragraph 13.01 below.

10.02            Assignment by Franchisee

(a)        Restriction on Transfer.  This Agreement is being entered into in reliance upon and in consideration of the singular personal skills and qualifications of Franchisee and its principals or, in the case of a corporate Franchisee, the principal officers thereof who will actively and substantially participate in the ownership and operation of the Franchised Business or, in the case of a partnership Franchisee, the partners thereof who will actively and substantially participate in the ownership and operation of the Franchised Business or, in the case of a limited liability company, the manager(s) or managing member(s) who will actively and substantially participate in the ownership and operation of the Franchised Business.  Therefore, neither Franchisee nor any immediate or remote successor to Franchisee, nor any individual, partnership, corporation, limited liability company or other legal entity that directly or indirectly owns an equity interest (as that term is defined herein) in Franchisee, shall Transfer any direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom, or any equity interest in Franchisee, in whole or in part, in any manner, except as permitted by this Agreement.  Any purported Transfer of any interest in this Agreement, the Franchised Business, or an equity interest in Franchisee not in accordance with this Agreement shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may terminate this Agreement upon notice without opportunity to cure, pursuant to subparagraph 11.02(d) of this Agreement.

(b)        Transfers to Employees, Officers, Directors, Members, Managers, Agents, Owners.  Except as otherwise provided in this Agreement, without Franchisor’s prior written consent, (i) Franchisee or an Equity Holder may Transfer or issue in any single transaction or series of transactions up to five percent (5%) of the equity interest in Franchisee to an employee, officer or agent of Franchisee directly involved in the operation of the Franchised Business on a full-time basis at the time of such Transfer or issuance, and (ii) Designated Equity Holders (identified in part 8 of Exhibit C hereof) may receive a Transfer of up to 25% of the equity interest in Franchisee; provided (in either case) that such Transfer, when combined with all other Transfers that have occurred since Franchisee shall have been a franchisee of Franchisor, does not affect a change in Control of Franchisee.  For the purposes of this subparagraph (b), the term “full-time” shall mean generally working an average of 35 or more hours per week.  Notwithstanding the foregoing, the parties acknowledge that it is possible that circumstances may change or additional information regarding Designated Equity Holders may come to light after the Effective Date.  Therefore, Franchisee shall give Franchisor prior written notice of any Transfer to Designated Equity Holders, and Franchisor may prohibit such Transfer to the Designated Equity Holders within 30 days thereafter if Franchisor articulates, in the exercise of its reasonable business judgment, a material reason for such prohibition not related to the information Franchisee has previously disclosed to Franchisor regarding such individuals, or not otherwise actually known by any of the officers of Franchisor, on the date hereof.

(c)        Transfers to Family Members.  Franchisee or an Equity Holder, if a natural person, may with Franchisor’s consent, which will not be unreasonably withheld, Transfer the Franchised Business or an equity interest in Franchisee to such person’s spouse, parent, sibling, niece, nephew, descendant or spouse’s descendant provided that adequate provision is made for the management of the Franchised Business and the transferor guarantees, in form and substance satisfactory to Franchisor, the performance of the transferee’s obligations under this Agreement.

(d)        Transfers to Affiliated Corporations.  Franchisee or an Equity Holder, if a natural person, a sole proprietorship or a partnership, may without the consent of Franchisor, upon 30 days’ prior written notice to Franchisor, Transfer the Franchised Business or an equity interest in Franchisee to a corporation or limited liability company entirely owned by such natural person, sole proprietorship or partnership, as the case may be, in the same proportionate amount of ownership as prior to such Transfer, provided that (i) adequate provision is made for the management of the Franchised Business and that the transferor guarantees, in form and substance satisfactory to Franchisor, the performance of the transferee’s obligations under this Agreement, and (ii) such Transfer may be denied by Franchisor if, in Franchisor’s reasonable judgment, the economic resources of the transferee are not sufficient to fully and faithfully conduct the Franchised Business as contemplated by this Agreement or the Transfer and the prospective transferees may reasonably be expected to have a negative effect on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.

(e)        Transfers Upon Death, Incapacity.  Notwithstanding any of the foregoing, in the event of the death or legal incapacity of Franchisee or an Equity Holder, if a natural person, such person’s interest in this Agreement or its equity interest in the Franchisee will Transfer in accordance with such person’s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate, provided that adequate provision is made for the management of the Franchised Business and the transferee is one or more of the decedent’s spouse, parents, siblings, nieces, nephews, descendants or spouse’s descendants.  A Transfer pursuant to this subparagraph 10.02(e) shall be free from Franchisor’s right of first refusal provided in paragraph 10.03 hereof so long as subparagraph 10.02(m) is complied with.

(f)         Restrictions on Granting Security Interests and Subfranchising.  Except as otherwise set forth below, Franchisee shall not in any event have the right to pledge, encumber, hypothecate or otherwise give any third party a security interest in this Agreement in any manner whatsoever, nor subfranchise or otherwise Transfer, or attempt to subfranchise or otherwise Transfer any Location so long as it is operated as a Location, or to Transfer or subfranchise a portion but not all of Franchisee’s rights hereunder without the express prior written permission of Franchisor, which permission may be withheld for any reason whatsoever in Franchisor’s sole discretion.  Notwithstanding anything contained herein to the contrary, Franchisee shall have the right to pledge its accounts receivable without the prior written consent of Franchisor for the sole purpose of obtaining financing for the operation of the Franchised Business provided Franchisee is in full compliance with all of the terms and conditions of this Agreement, and any other agreement, arrangement or understanding with Franchisor.

(g)        Other Transfers.  Except as otherwise provided in this Agreement and subject to Franchisor’s right of first refusal provided in paragraph 10.03 hereof, Franchisee or an Equity Holder may effect any Transfer of a direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived there from, or any equity interest in Franchisee, not permitted by the preceding subparagraphs (b) through (e), only after written notice to Franchisor and only with Franchisor’s written consent, which may not be unreasonably withheld. Franchisor shall exercise its good faith business judgment in determining whether to give or withhold its consent to a Transfer under this subparagraph 10.02(g).  Such exercise of good faith business judgment shall include Franchisor’s consideration of certain skills and qualifications of the prospective transferee that are of business concern to Franchisor, including without limitation, the following:  experience in real estate brokerage, financial and operational skills and qualifications, economic resources, reputation and character of such prospective transferees; the ability of such prospective transferee(s) to fully and faithfully conduct the Franchised Business as contemplated by this Agreement; and the effect that the Transfer and the prospective transferees will have or may reasonably be expected to have on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.

(h)        Equity Interest Defined.  An “equity interest” in an entity shall mean any stock or partnership interest, membership interest or other direct or indirect beneficial ownership interest in such entity (whether partnership, corporation, limited liability company, trust or otherwise), or in the economic benefits derived therefrom, and if the holder of such equity interest is not a natural person, “equity interest” shall also include any stock or partnership interest, membership interest or other direct or indirect beneficial ownership interest in, or in the economic benefits derived from, such holder.  “Equity interest” in Franchisee shall also include any direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom or in the assets of the Franchised Business if such assets are Transferred in connection with a Transfer of a substantial portion of such assets.  “Equity Holder” shall mean any holder of an equity interest or other ownership interest in Franchisee and shall not include Franchisee itself.

(i)         Computing Equity Interests.  In computing the percentages of equity interests in Franchisee, limited partners will not be distinguished from general partners in the case of partnerships, and Franchisor’s judgment will be final if there is any question of the definition of “equity interest” or as to the computation of relative equity interests, the principal considerations being:  (i) direct and indirect power to exercise control over the affairs of Franchisee; (ii) direct and indirect right to share in Franchisee’s profits; and (iii) amounts directly or indirectly exposed to risk in Franchisee’s business.  Equity interests may be Transferred only if the Transfer is registered or exempt from registration under federal securities laws.  If Franchisee is a partnership or corporation, Franchisee represents that the equity interests in Franchisee are directly and (if applicable) indirectly owned as shown on Exhibit C attached hereto.

(j)         Registration of Proposed Transfer.  If a proposed Transfer of an equity interest in Franchisee requires registration under any federal or state securities law, Franchisee shall:  (i) request Franchisor’s consent at least 45 days before the proposed effective date of the registration; (ii) accompany such requests with one payment of a non-refundable fee of $10,000; (iii) reimburse Franchisor for expenses incurred by Franchisor in connection with review of materials concerning the proposed registration, including without limitation, attorneys’ fees and travel expenses; and (iv) agree, and all participants in the proposed offering subject to registration shall agree, to fully indemnify Franchisor in connection with the registration in writing, in form and substance satisfactory to Franchisor; furnish Franchisor all information requested by Franchisor; avoid any implication of Franchisor’s participating in or endorsing the offering, and use Franchisor’s service marks and trademarks only as directed by Franchisor.

(k)        Transfer and Processing Fees.  In the event Franchisee submits a request for a Transfer of a ten percent (10%) or greater equity interest in Franchisee, a Transfer that would result in a change in Control of Franchisee, or an assignment of this Agreement, Franchisee shall pay to Franchisor a non-refundable transfer and processing fee of $5,000.  Such transfer and processing fees are payable simultaneously with such application for a Transfer or assignment.

(l)         Assumption of Obligations.  Prior to any Transfer by Franchisee or an Equity Holder of an equity interest in Franchisee permitted hereunder, if the transferor thereof is a party to any agreement or understanding with Franchisor, including, without limitation, a guarantee of Franchisee’s obligations hereunder, such transferor shall give Franchisor 30 days’ prior written notice of the Transfer (except under subparagraph 10.02(e) hereof) and (i) shall cause the transferee to enter into an equivalent agreement or understanding with Franchisor prior to such Transfer in form and substance satisfactory to Franchisor; and (ii) in any event, shall cause the transferee and each Equity Holder of such transferee to expressly assume in writing for the benefit of Franchisor all of the respective obligations of Franchisee and its Equity Holders under this Agreement.   No such Transfer shall be effective unless and until such transferee and each Equity Holder of such transferee complies fully with the terms of this paragraph, notwithstanding any other provision of this Agreement.

(m)       Conditions Precedent to Transfer.  Franchisor may impose certain conditions precedent to its required consent to a Transfer pursuant to this Article X including, without limitation, the following:

(i)         that the proposed transferee (or the principal Equity Holders thereof) present themselves for a personal interview at Franchisor’s corporate office, or such other location designated by Franchisor, at such date and time reasonably requested by Franchisor, without expense to Franchisor and prior to such Transfer;

(ii)        Franchisee shall have complied fully as of the date of any such Transfer with all of its obligations to Franchisor, whether under this Agreement or any other agreement, arrangement or understanding with Franchisor; and

(iii)       the transferee of Franchisee agrees that all of Franchisor’s training and orientation programs then required by Franchisor shall be satisfactorily completed by transferee’s necessary personnel within 30 days after the effective date of such Transfer, and such transferee agrees to pay for all of its expenses incurred in connection therewith, including travel, hotel and meal expenses.

(iv)       concurrent with the Transfer, Franchisee and any transferee of Franchise or the Franchised Business shall enter into a new Franchise Agreement on the terms of Franchisor’s then current standard form of Franchise Agreement for the then current initial franchise term, and all Equity Holder(s) shall execute such other documents reasonably requested by Franchisor in connection with the Transfer, including, without limitation, Franchisor’s then current standard form of Nondisclosure, Noncompetition and Nontransfer Covenant and Personal Guarantee.

(n)        No Waiver.  Franchisee acknowledges (i) that any consent granted or withheld by Franchisor under this Article X shall not serve to waive Franchisor’s right to grant or withhold consents thereafter, and (ii) that Franchisor may consider the effect (cumulative or otherwise) of prior transfers in determining whether to grant or withhold its consent to any Transfer.

(o)        Notice.  If a Transfer occurs that is permitted without Franchisor’s prior written consent pursuant to this paragraph 10.02, Franchisee and the transferor shall give Franchisor notice of such Transfer within ten days after such Transfer and shall provide all related information reasonably requested by Franchisor.

10.03            Right of First Refusal

(a)        Except as otherwise provided in paragraph 10.02 hereof, the right of Franchisee and Equity Holders to Transfer any equity interest in Franchisee or any direct or indirect interest in this Agreement, the Franchised Business or the economic benefits derived therefrom, or in the assets of the Franchised Business if the Transfer of such assets is made in connection with a Transfer of a substantial portion of such assets, as permitted in paragraph 10.02 hereof, shall be subject to Franchisor’s right of first refusal with respect thereto if such Transfer (i) is in excess of twenty-five percent (25%) of such equity interest in any single transaction or series of related transactions or (ii) effects a change in Control of Franchisee, unless the transferee is one of the

Designated Equity Holders (identified in part 7 of Exhibit C hereto).  Franchisor’s said right of first refusal may be exercised in the following manner:

(b)        Franchisee or such Equity Holder shall serve upon Franchisor a written notice setting forth (i) all of the terms and conditions of any offer or agreement relating to a proposed Transfer by such person, or all terms and conditions of any proposed Transfer arising out of, or resulting from, any judicial proceeding, arbitration or other quasi-judicial proceeding, and (ii) all available information concerning the proposed transferee of such person.

(c)        Within thirty business days after Franchisor’s receipt of such notice (or if it shall request additional information, within thirty business days after receipt of such additional information), Franchisor shall notify the proposed transferor of one of the following:

(i)         Franchisor shall exercise its right of first refusal as provided herein; or

(ii)        Franchisor grants its consent to such Transfer to the proposed transferee as stated in the notice; or

(iii)       Franchisor shall not exercise its right of first refusal and does not consent to such Transfer.

(iv)       If Franchisor does not notify the proposed transferor within such time period, Franchisor’s consent to the proposed Transfer shall be deemed denied and Franchisor shall be deemed to have declined to exercise its right of first refusal.

(d)        If Franchisor shall elect to exercise its right of first refusal, it shall purchase the equity interests or assets proposed to be Transferred on the same terms and conditions as set forth in such offer or agreement, or in the case of a proposed Transfer pursuant to a judicial proceeding, arbitration or quasi-judicial proceeding, on the same terms and conditions as set forth in the written notice set forth in subparagraph (b) above.  If Franchisor shall elect not to exercise its right of first refusal and shall consent to such Transfer, the proposed transferor shall for a period of 90 days be free to so Transfer to such proposed transferee upon the terms and conditions specified in said notice.  If, however, said terms shall be materially changed, or if said 90-day period shall have expired, Franchisor shall again have such right of first refusal with respect thereto and the proposed transferor shall again be required to comply with subparagraph 10.03(a) above.

(e)        Franchisor’s right of first refusal as contained herein shall in no way modify or diminish Franchisor’s right to withhold its consent to Transfer under paragraph 10.02 hereof.

10.04            Transfer of Premises

In the event of a Transfer by Franchisee of this Agreement or the Franchised Business, if legally permissible, Franchisee shall also Transfer all of its rights under any lease(s) for its Locations or Restricted Purpose Locations or any other property necessary for the operation of the Franchised Business to the same transferee of Franchisee.

XI.  DEFAULT AND TERMINATION

11.01            General

(a)        This Agreement may be terminated unilaterally by Franchisor only for good cause, which for purposes of this Agreement shall mean a material violation of this Agreement or any other agreement, lease or undertaking between Franchisee or any of its Equity Holders or affiliates and Franchisor or any of its affiliates and shall include any failure by Franchisee to substantially comply with any obligation, duty or promise under the Agreement, including, without limitation, those acts or omissions specified in paragraphs 11.02 and 11.03 hereof.  Franchisor shall exercise its right to terminate this Agreement in the manner described in this Article XI.

(b)        Notwithstanding anything contained herein to the contrary, in those circumstances under which Franchisor shall have the right to terminate this Agreement, Franchisor shall have the right to exercise any and all remedies available to it at law or in equity, including without limitation specific performance and damages (including without limitation direct, indirect, special, incidental or consequential damages.)  All rights and remedies provided in this Article XI and elsewhere in this Agreement shall be in addition to and not in substitution of all other rights and remedies available to a party at law or in equity.

11.02            Termination Without Prior Notice

Franchisor shall have the right to terminate this Agreement without prior notice to Franchisee upon the occurrence of any or all of the following events, each of which shall be deemed an incurable breach of this Agreement:

(a)        If Franchisee shall Abandon all of its Locations and Restricted Purpose Locations;

(b)        To the extent permitted by law, (i) if Franchisee or, in the case of a partnership, a general partner thereof becomes insolvent (as revealed by its records or otherwise), or (ii) if Franchisee files a voluntary petition and is adjudicated bankrupt, or if an involuntary petition is filed against Franchisee and such petition is not dismissed within 30 days, or (iii) if Franchisee shall make an Assignment by Franchisee for the benefit of creditors, or (iv) if a receiver or trustee in bankruptcy or similar officer, temporary or permanent, be appointed to take charge of Franchisee’s affairs or any of its property, or (v) if dissolution proceedings are commenced by or against Franchisee (if a corporation, limited liability company or partnership) and are not dismissed within 30 days thereafter, or (vi) if any final judgment against Franchisee from which no further appeal is available and which is not currently on appeal remains unsatisfied or unbonded of record for 30 days after receipt by Franchisee of actual or constructive notice thereof, and the amount of such judgment exceeds $50,000 or 10% of Franchisee’s Gross Revenues for the preceding Anniversary Year, whichever is less;

(c)        If (i) Franchisee has knowingly (as determined by Franchisor in its discretion) either inaccurately reported or withheld the reporting of any Gross Revenues twice within 12 consecutive calendar months, or if (ii) a Designated Equity Holder or an Equity Holder having a

10% or greater equity interest in Franchisee has knowingly and directly caused or authorized Franchisee to either inaccurately report or withhold the reporting of any Gross Revenues;

(d)        If Franchisee shall violate the provisions of paragraph 10.02 of this Agreement or otherwise attempt or purport to sell, assign, transfer or encumber the Service Marks without the prior written consent of Franchisor as hereinabove provided;

(e)        If Franchisee’s real estate broker’s license is suspended or revoked, and such license or a substitute license has not been reinstated within seven days thereafter;

(f)         If Franchisee shall default in any material obligation in respect of which Franchisee twice previously within the preceding 12 months has received a notice of default from Franchisor with respect to the same or similar breach;

(g)        If Franchisee shall default in its obligation to permit Franchisor or its representative or agents to examine or audit books of accounts, bank statements, documents, records, papers or tax return records under paragraphs 9.10 or 9.11 hereof; or

(h)        If Franchisee fails for two consecutive Anniversary Years after the First Anniversary Year to achieve Gross Revenues sufficient to generate a total Continuing Royalty for each such consecutive Anniversary Year of at least Fifteen Thousand Dollars ($15,000).

(i)         If Franchisee engages in any activity in violation of Article VII of this Franchise Agreement that could not, under any circumstances (as determined by Franchisor in its discretion), result in a complete cure or remedy of any damage caused by such violations.

(j)         If Franchisee violates trust account rules and regulations.

(k)        If Franchisee has knowingly (as determined by Franchisor in its discretion) either inaccurately reported or failed to report any information as part of its application or qualification as a Franchisee; or

(l)         If Franchisee materially violates any federal, state or local law, rule or regulation.

11.03            Termination With Notice

(a)        Franchisor may terminate this Agreement if within 24 hours of receipt of written notice by Franchisor to cure, Franchisee fails to cure a violation of the Franchise Agreement that in Franchisor’s sole discretion and judgment impairs the Service Marks, including without limitation any act or conduct by Franchisee or its employees or agents that in Franchisor’s sole discretion and judgment impairs the goodwill associated with the Service Marks.

(b)        Franchisor may terminate this Agreement if Franchisee uses the Service Marks in any manner that is not permitted by this Agreement, or takes any action that incorrectly indicates that certain products or services are associated with the Service Marks, and Franchisee fails to cure such violation within 24 hours of receipt of written notice by Franchisor to cure.

(c)        With respect to any default by Franchisee of its obligation to pay any sums due Franchisor under this Agreement, Franchisor may terminate this Agreement upon not less than 14 days’ prior written notice of such default.  If Franchisee shall cure said default prior to the end of such period, Franchisor’s right to terminate shall cease with respect to the breach that has been so cured.

(d)        Except as otherwise expressly provided herein, including, without limitation, paragraph 11.06 below, Franchisor may terminate this Agreement only upon 30 days’ prior written notice to Franchisee setting forth the breach complained of in this Agreement or any other agreement to which both Franchisor or any of its affiliates and either Franchisee or any of its affiliates or Equity Holders are party.  Upon receipt of such notice, Franchisee shall immediately commence diligently to cure said breach, and if Franchisee shall cure said breach during such period, Franchisor’s right to terminate this Agreement shall cease; provided, however, that if, because of the nature of said breach, Franchisee shall be unable to cure the same within said 30 day period, Franchisee shall be given such additional time as shall be reasonably necessary within which to cure said breach, not to exceed an additional 30 days, upon condition that Franchisee shall, upon receipt of such notice from Franchisor, immediately commence to cure such breach and continue to use its best efforts to do so.

(e)        A material violation of this Agreement shall mean any action or omission by Franchisee that impairs or adversely affects the Network, Franchisor, or the relationship created by this Agreement.  Without limitation, each of the following events, along with the events set forth in paragraph 11.02 above is deemed a material violation of this Agreement.  The parties acknowledge, however, that these events do not represent an exhaustive list of material violations of this Agreement, and additional events may occur that individually, or in combination with other events, may constitute a material violation of this Agreement.  It shall be a material violation of this Agreement:

(i)         If Franchisee fails to make any of the periodic reports required pursuant to paragraph 9.02 of this Agreement, fails to deposit its Continuing Royalty payments pursuant to subparagraph 5.02(e) of this Agreement, or fails to pay to Franchisor any sum when due;

(ii)        If Franchisee shall violate any of the provisions of Article VII of this Agreement;

(iii)       If Franchisee shall Abandon one or more of its Locations;

(iv)       If Franchisee closes or relocates any Location or Restricted Purpose Location, except as provided by paragraph 4.02 of this Agreement;

(v)        If Franchisee fails to maintain an independent contractor relationship with Franchisor;

(vi)       If Franchisee or any of its Equity Holders commit an act, or permit an act to be committed, that violates any federal, state or local law, rule or regulation.

11.04            Description of Default

The description of any default in any notice served by Franchisor hereunder upon Franchisee shall in no way preclude Franchisor from specifying additional or supplemental defaults in any action, arbitration, mediation, hearing or suit relating to this Agreement or the termination thereof.

11.05            Statutory Limitations

Notwithstanding anything to the contrary in this Article XI, in the event any valid, applicable law or regulation of a competent governmental authority having jurisdiction over this Agreement or the parties hereto shall limit Franchisor’s rights of termination hereunder or shall require longer notice periods than those set forth herein, and in the event the parties are prohibited by law from agreeing to the shorter periods set forth herein, then this Agreement shall be deemed amended to conform to the requirements of such laws and regulations, but in such event the provisions of the Agreement thus affected shall be amended only to the extent necessary to bring it within the requirements of the law or regulation.

11.06            Extended Cure Period

Notwithstanding anything contained herein to the contrary, including, without limitation, subparagraph 11.03(c) hereof, in those circumstances under which Franchisor shall have the right to terminate this Agreement, except in the case of violations specified in subparagraphs 11.03(a) and (b), Franchisor shall have the right, to be exercised in its sole discretion, to grant to Franchisee, in lieu of immediate termination of this Agreement, an extended period of time to cure the breach that gave rise to Franchisor’s right to terminate, but in no event shall such extended cure period exceed six months from the last day of the cure period otherwise applicable to such breach.  Franchisee acknowledges that Franchisor’s election to grant such an extended cure period to Franchisee shall not operate as a waiver of any of Franchisor’s rights hereunder.

11.07            Prohibition - Post-Term Non-Compete Restrictions

Franchisor has imposed no post-term non-compete restrictions.  Franchisee agrees that, if the Franchise Agreement expires or terminates for any reason, no non-compete clause or similar contractual restriction that Franchisee may have entered into with any employee, officer, director, shareholder, or real estate salesperson of Franchisee shall be binding or enforceable against (1) Franchisor, its parent or any affiliated company of Franchisor, (2) any other franchisee of Franchisor, or (3) any such employee, officer, director, shareholder, or real estate salesperson of Franchisee, who may (i) accept employment or other contractual relationship with Franchisor, its parent or affiliated company, or any franchisee of Franchisor, or (ii) acquire a franchise or any interest in a franchise from Franchisor or any franchisee of Franchisor.

XII.  COMMUNICATION AND DISPUTE RESOLUTION

Franchisor and Franchisee have entered into a long-term franchise relationship that gives rise to an obligation, subject to and consistent with the terms of this Agreement, to endeavor to make the relationship succeed, in light of the overall best interests of the Network and/or System, as contemplated by this Agreement.  To that end, Franchisor and Franchisee acknowledge that they need to attempt to resolve disagreements and/or disputes before such disagreements and/or disputes negatively impact the relationship.  Good faith communications between Franchisor and Franchisee are an important aspect of that obligation.  The provisions in this Article XII are intended to facilitate such communication and the prompt resolution of any disagreements or disputes between the parties.  To the extent any element or aspect of this Article XII is found, under applicable law, to be unenforceable in any way, it shall not be deemed void but, if possible, shall be enforced to the fullest lawful extent and all other provisions of this Article XII shall remain in full force and effect.

12.01            Notification of Dispute and Availability of  Mediation Procedures

Except for the disputes described in paragraph 12.02 of this Agreement and except as otherwise specifically modified by this Article XII, any and all disputes, claims and controversies between or among Franchisor and any of its Affiliates, on the one hand, and Franchisee and any of its Affiliates, on the other, arising out of, relating to or referencing this Agreement and any ancillary documents and the negotiation, execution, administration, modification, extension, substitution, formation, enforcement, termination or breach thereof in any way, including, without limitation, any claim sounding in contract or tort arising out of the relationship created by this Agreement, and any claim that this Agreement or any other of its parts is invalid, illegal or otherwise voidable or void (“Disputes”), are subject to the dispute resolution provisions set forth in paragraphs 12.03 and 12.04 of this Agreement.

“Affiliates”, as used in this Article XII, includes without limitation all shareholders, members, partners, owners, direct and indirect parents, sibling entities and subsidiaries, all affiliates thereof, and all officers, directors, employees, managers and agents of the foregoing, acting in the course of conducting business activities related to Franchisor or Franchisee, as the case may be.

12.02            Disputes Not Subject To Notification of Dispute and Mediation Procedures

The following Disputes are not subject to the procedures stated in paragraphs 12.03 and 12.04 of this Agreement:

(a)        Any claim by Franchisor for monies due to Franchisor by Franchisee or any guarantor of this Agreement;

(b)        Any disputes relating to (i) Franchisee’s use of the Service Marks, or any other mark in which Franchisor or any of its affiliates has an interest; (ii) acts that otherwise violate Franchisee’s obligations under Article VII of this Agreement; or (iii) conduct that is alleged to otherwise infringe the intellectual property rights of Franchisor or any of its affiliates;

(c)        Any disputes subject to “core proceedings” under the United States Bankruptcy Code;

(d)        Any disputes pursuant to the Lanham Act (15 U.S.C. 1051 et seq.);

(e)        Any dispute relating to the assignment of interests in violation of Article X of this Agreement;

(f)         Any dispute for which Franchisor is entitled to terminate this Agreement without prior notice under the provisions of paragraph 11.02 of this Agreement;

(g)        Any dispute in any way relating to the scope, application or enforceability of this Article XII; and

(h)        Any dispute, other than those enumerated above, in which any emergency, temporary or preliminary equitable or injunctive relief or other reasonably necessary provisional remedy is sought, including, without limitation, a writ of attachment, but only to the extent of proceedings for such relief, as further provided in paragraph 12.06 hereof.

12.03            Written Notice of Unresolved Disputes -- “Notification of Dispute” Procedure

Except as provided in paragraph 12.02 above, all Disputes shall be brought to the attention of Franchisor and Franchisee by delivering a written notice headed “Notification of Dispute.”  Delivery of such notice shall be made within sixty (60) days of the date on which facts respecting the Dispute first come to Franchisor’s or Franchisee’s attention.  A notice of default under Article XI of this Agreement may precede the Notification of Dispute and, in such cases, the Notification of Dispute may be sent at such time as it appears that the default has not been satisfactorily corrected.  The Notification of Dispute shall specify, to the fullest extent possible, the party’s version of facts surrounding the Dispute, the amount of damages and/or the nature of any other relief such party claims.  The party (or parties as the case may be) receiving a Notification of Dispute shall respond within thirty (30) business days after receipt thereof, in accordance with paragraph 14.07 of this Agreement, stating its version of the facts and, if applicable, its position as to the relief sought by the party initiating the Dispute procedure; provided, however, that if the Dispute has been the subject of a default notice given under Article XI hereof, the Franchisee shall respond to the notice under this paragraph 12.03 within ten (10) business days.

If upon receipt of a Notification of Dispute and responses under this paragraph 12.03, the Dispute (or any part thereof) is not resolved, the party initiating the Notification of Dispute shall so indicate in writing within five (5) business days or the Dispute shall be deemed to be resolved as set forth in the response to the Notification of Dispute.  If the Dispute is not resolved, the parties shall endeavor in good faith to resolve the Dispute outlined in the Notification of Dispute and responses.

All notices, requests and responses to be delivered to Franchisor or Franchisee under this Article XII shall be delivered in accordance with paragraph 14.07 of this Agreement.

12.04            Mediation of Dispute

In the event a Dispute outlined in a Notification of Dispute has not been resolved within fifteen (15) days after receipt of the last writing called for by paragraph 12.03 above, either party may initiate a mediation procedure in accordance with this paragraph 12.04 within five (5) days thereafter by delivering a written request for mediation.  Such mediation will be conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) according to its procedures.  The mediator shall be selected by the striking method, shall be a retired judge, or an attorney licensed to practice law in California, and shall have experience in franchise disputes, but if no such mutually-acceptable mediator is available, a mediator who has experience related to complex commercial transactions.  If the parties are unable to select the mediator within ten (10) business days after delivery of the mediation notice, then the parties shall request that JAMS designate an appropriate mediator based upon the foregoing criteria.  If JAMS is unable to act in the matter expeditiously, mediation shall be conducted under the auspices of any other mediation service mutually agreed to by the parties according to the mediator’s procedures.  The scope of such mediation and the authority of the mediator to act with respect to the Dispute are defined by the specific provisions of this Article XII and any mediator will be required to execute an acknowledgment of applicability of the provisions of this Article XII in any proceeding under this Agreement.

The object of any mediation subject to this paragraph 12.04 is to assist the parties in reaching a mutually acceptable resolution of the Dispute.  Such mediation shall, in all circumstances, be consistent with the rights and obligations created by this Agreement and shall not be premised on the derogation or diminution of those rights or disregard of those rights.  The mediation process shall begin promptly and shall be concluded within thirty (30) days of the day the request for mediation is made, unless the parties mutually otherwise agree in writing.  The mediation shall be attended by representatives of both parties with full settlement authority.  Any and all discussions, negotiations, findings or other statements by the mediator and/or the parties made in connection with the mediation shall be privileged and confidential and shall not be admissible into evidence in any other legal proceeding.

All mediation proceedings shall take place in Orange County, California, or if Franchisor so elects, in the county where the principal place of business of Franchisee is then located.  The expenses of the mediation service shall be borne equally by Franchisor and Franchisee, and all other expenses relating to such mediation shall be borne by the party incurring them.

12.05            Business Judgment

The parties hereto recognize, and any mediator, arbitrator or court is affirmatively advised, that certain provisions of this Agreement describe the right of Franchisor to take (or refrain from taking) certain actions in the exercise of its business judgment based on its assessment of the overall best interests of the Network and/or System.  Where such discretion has been exercised, and is supported by the business judgment of Franchisor, neither a mediator nor an arbitrator or court shall substitute his, her or its judgment for the judgment so exercised by Franchisor.  The term “business judgment,” as used herein with respect to the Network and/or System, means that Franchisor’s action or inaction has a business basis that is intended to:  (i) benefit the Network and/or System or the profitability of the Network and/or System, including Franchisor, regardless of whether some individual franchisees may be unfavorably affected; (ii) increase the value of the Service Marks; (iii) increase or enhance overall franchisee satisfaction; or (iv) minimize possible brand inconsistencies.  Franchisee will have the burden of establishing that Franchisor failed to exercise business judgment, and neither the fact that Franchisor benefited economically from an action nor the existence of other “reasonable” alternatives will, by itself, establish such failure.  To the extent that any implied covenant, such as the implied covenant of good faith and fair dealing, or civil law duty of good faith is applied to this Agreement, Franchisor and Franchisee intend that Franchisor will not have violated such covenant or duty if Franchisor has exercised business judgment.

12.06            Mandatory Binding Arbitration

Except as otherwise provided in paragraph 12.02 hereof, a Dispute is not subject to paragraphs 12.03 and 12.04 hereof or if after the conclusion of all procedures under those paragraphs, the parties have been unable to resolve the Dispute, the parties shall submit such Dispute to final and binding arbitration in Orange County, California, administered by JAMS, or its successor, in accordance (except as otherwise specifically provided herein) with the JAMS Comprehensive Rules and Procedures effective October 1, 2010 (the “JAMS Rules”) as amended in accordance with JAMS Rule 3, provided that, (i) the JAMS Rules may be modified by the parties pursuant to JAMS Rule 2, (ii) notwithstanding JAMS Rule 1, the JAMS Rules shall apply to all Disputes, regardless  whether the Dispute is in excess of Twenty Five Thousand Dollars ($25,000), (ii) JAMS Rule 6(e) and (f) shall not apply, (iii) JAMS Rule 17 shall be modified to permit four non-expert depositions and one expert deposition for each expert witness as a matter of right (the necessity of additional depositions to be determined by the arbitrator), (iv) JAMS Rule 22(d) shall not apply and the admissibility of evidence will instead be determined under the Federal Rules of Evidence and such principles of substantive federal law and Delaware law as may be applicable, including but not limited to the Parol Evidence Rule, (v) the arbitrator shall give effect to statutes of limitation and to the contractual limitation periods set forth in paragraph 12.08 hereof in determining any Dispute, and (vi) the allocation of arbitrator compensation and expenses shall be determined in accordance with paragraph 13.05 hereof.  The parties agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be governed by the Federal Arbitration Act (Title 9 of the U.S. Code) and decided by one (1) neutral arbitrator who is a retired judge or attorney licensed to practice law in California, and who has experience with franchise disputes and/or disputes related to complex commercial transactions.   The parties shall select the arbitrator in accordance with JAMS Rule 15 and shall cooperate with JAMS and with one another in selecting the arbitrator and in scheduling the arbitration proceedings in accordance with applicable JAMS’ procedures.

Any party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  No arbitration award or decision shall be given preclusive effect as to issues or claims in any dispute with anyone who is not a party to the arbitration.  The parties expressly acknowledge and understand that by entering into this Agreement, they each are waiving their respective rights to have any Dispute between the parties hereto adjudicated by a court (excepting only requests for emergency, temporary or preliminary relief described in paragraph 12.02(f) hereof) or by a jury.

In any such proceeding, any Dispute that involves decisions expressly reserved herein for Franchisor’s business judgment or discretion shall not be set aside unless the Court or arbitrator finds that Franchisor has exercised its judgment or discretion without any reasonable business basis therefor, as provided in paragraph 12.05 hereof.

All Disputes that involve adjudication in a court shall be governed by the provisions of paragraphs 12.07 and 12.08 of this Agreement.  In addition to the foregoing rights and obligations to arbitrate, and without limiting the powers and authority of the arbitrator, any party may apply to the appropriate court as set forth in paragraph 12.07 hereof for emergency, temporary or preliminary equitable or injunctive relief or other reasonably necessary provisional remedy, including, without limitation, a writ of attachment, but only to the extent of proceedings for such relief.  If a party seeks such emergency, temporary or preliminary relief, the court hearing the matter shall proceed to adjudicate the issues before it with respect to such relief and shall not delay the entry of any order with respect to such relief; provided, however, that except for matters determined in connection with proceedings for emergency, temporary or preliminary relief, the dispute resolution and arbitration procedures set forth herein shall be used.

12.07            VENUE; SUBMISSION OF ISSUES TO COURT; WAIVER OF RIGHT TO TRIAL BY JURY; LIMITATION OF DAMAGES; CLASS ACTION WAIVER

The parties acknowledge that Franchisor operates a nationwide franchise system, with franchisees located in numerous different states and in numerous counties and cities within such states.  Accordingly, the parties hereby agree that in view of the fact that the books, records and business personnel of Franchisor are located, for the most part, in Orange County, California, and in order to minimize disruption or interference with operation of the franchise system as a whole, Franchisee and Franchisor agree as follows:

(a)        ANY AND ALL COURT PROCEEDINGS ARISING FROM OR RELATING IN ANY MANNER TO ANY DISPUTE BETWEEN FRANCHISOR AND ANY OF ITS AFFILIATES, ON THE ONE HAND, AND FRANCHISEE AND ANY OF ITS AFFILIATES, ON THE OTHER, ARISING OUT OF, RELATING TO OR REFERENCING THIS AGREEMENT OR ITS BREACH IN ANY WAY, SHALL BE BROUGHT IN, AND ONLY IN, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA (SOUTHERN DIVISION—SANTA ANA).  NO INDIVIDUAL OR ENTITY (WHETHER NAMED OR OTHERWISE DESIGNATED) SHALL BE JOINED AS A PARTY TO SUCH PROCEEDINGS IF SUCH JOINDER HAS THE EFFECT OF DESTROYING FEDERAL COURT JURISDICTION UNLESS THAT INDIVIDUAL OR ENTITY IS A NECESSARY PARTY TO THE PROCEEDING AS A MATTER OF LAW.  WHERE THERE IS NO UNITED STATES DISTRICT COURT HAVING JURISDICTION OVER THE DISPUTE, THE PROCEEDING MAY BE INITIATED IN, AND ONLY IN, THE SUPERIOR COURT OF CALIFORNIA IN AND FOR ORANGE COUNTY, CALIFORNIA, OR IF THE JURISDICTIONAL LIMITS FOR THE SUPERIOR COURT ARE NOT MET, THEN THE PROCEEDING MAY BE INITIATED IN THE HARBOR MUNICIPAL COURT OF THE ORANGE COUNTY JUDICIAL DISTRICT, NEWPORT BEACH, CALIFORNIA.  IN EITHER CASE, FRANCHISEE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION BY SUCH COURTS.

(b)        NO PUNITIVE OR EXEMPLARY DAMAGES SHALL BE AWARDED AGAINST EITHER FRANCHISOR OR FRANCHISEE, OR ANY AFFILIATES OF EITHER OF THEM, IN ANY PROCEEDING, AND ALL CLAIMS TO SUCH DAMAGES ARE HEREBY WAIVED.

(c)        THE PARTIES HAVE AGREED THAT, OTHER THAN THOSE DISPUTES ENUMERATED IN PARAGRAPH 12.02 HEREOF, ANY DISPUTE WILL BE RESOLVED IN A NON-JUDICIAL FORUM THROUGH BINDING ARBITRATION AND, ACCORDINGLY, WAIVE THEIR RIGHT TO A TRIAL BY JURY.

(d)        THE PARTIES RECOGNIZE THAT THEIR RELATIONSHIP IS UNIQUE AND THAT EACH FRANCHISEE IS SITUATED DIFFERENTLY FROM ALL OTHER FRANCHISEES, AND THAT NO ONE FRANCHISEE CAN ADEQUATELY REPRESENT THE INTEREST OF OTHERS.  THEREFORE, THE PARTIES AGREE THAT ANY ARBITRATION, SUIT, ACTION OR OTHER LEGAL PROCEEDING SHALL BE CONDUCTED AND RESOLVED ON AN INDIVIDUAL BASIS ONLY AND NOT ON A CLASS-WIDE, MULTIPLE PLAINTIFF, CONSOLIDATED OR SIMILAR BASIS, AND FRANCHISEE HEREBY EXPLICITLY AND UNEQUIVOCALLY WAIVES IT’S RIGHT, IF ANY, TO JOIN A PLAINTIFF CLASS ACTION LAWSUIT AGAINST FRANCHISOR ARISING UNDER OR RELATED TO THIS AGREEMENT OR TO ACT IN ANY ARBITRATION OR OTHERWISE IN THE INTEREST OF THE PUBLIC OR IN ANY PRIVATE ATTORNEY GENERAL CAPACITY.

12.08            Limitation of Actions

Franchisor and Franchisee agree that no form of action or proceeding permitted hereby will be maintained by any party to enforce any liability or obligation of the other party, whether arising from this Agreement or otherwise, unless any Notification of Dispute required to be delivered under this Agreement has been delivered in accordance with paragraph 12.03 hereof and unless the proceeding is brought before the expiration of the earlier of (a) the end of the 60-day period specified in paragraph 12.06 of this Agreement for the initiation of proceedings following mediation, if applicable; or (b) one (1) year after the date of discovery of the facts resulting in such alleged liability or obligation or (c) two (2) years after the date of the first act or omission giving rise to such alleged liability or obligation.  The foregoing limitations periods shall not apply (i) to any claim by Franchisor for monies due to Franchisor by Franchisee, including, but not limited to, those liabilities or obligations discovered as a result of an audit conducted by Franchisor pursuant to subparagraph 9.10(a), or (ii) any disputes relating to (1) Franchisee’s use of the Service Marks, or any other mark in which Franchisor or any of its affiliates has an interest; (2) acts that otherwise violate Franchisee’s obligations under Article VII of this Agreement; or (3) conduct that is alleged to otherwise infringe the intellectual property rights of Franchisor or any of its affiliates.  Notwithstanding the foregoing, where state or federal law mandates or makes possible by notice or otherwise a shorter period, such shorter period shall apply in all cases, in lieu of the time specified in (a), (b) or (c) above.

XIII.  FURTHER OBLIGATIONS AND RIGHTS OF THE PARTIES
UPON TERMINATION OR EXPIRATION

13.01            Franchisee’s Obligations

(a)        Except as otherwise set forth in paragraph 10.01 with respect to assignment by Franchisor of any or all of its interest in this Agreement, in the event of termination or expiration of this Agreement whether by reason of Franchisee’s breach, default, non-renewal, lapse of time, or other cause, in addition to any other obligations provided for in this Agreement, Franchisee shall forthwith discontinue the use and/or display of the Service Marks in any manner whatsoever and all Materials containing or bearing same and shall not thereafter operate or do business under the Assumed Name or any other name or in any manner that might tend to give the general public the impression that Franchisee is in any way associated or affiliated with Franchisor, or any of the businesses conducted by it or other owners of the Service Marks.  In such event, Franchisee also shall comply with paragraph 13.02 respecting the return to Franchisor of certain Materials and shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of Franchisor’s trade secrets, procedures, techniques, or Materials acquired by Franchisee by virtue of the relationship established by this Agreement, including, without limitation, (i) any training or other materials, manuals, bulletins, instruction sheets, or supplements thereto, or (ii) any equipment, videotapes, video disks, forms, advertising matter, marks, devices, insignias, slogans or designs used from time to time in connection with the Franchised Business.  At such time as requested by Franchisor, Franchisee shall make its books and records available to Franchisor’s representatives who shall conduct a termination audit, and Franchisee shall pay any amount, as determined by such audit, due to Franchisor in connection with this Agreement.

(b)        In the event of termination or expiration as described in paragraph 13.01(a) above, Franchisee shall promptly:

(i)         remove at Franchisee’s expense all signs erected or used by Franchisee and bearing the Service Marks, or any word or mark indicating that Franchisee is associated or affiliated with Franchisor;

(ii)        erase or obliterate from letterheads, stationery, printed matter, advertising or other forms used by Franchisee the Service Marks and all words indicating that Franchisee is associated or affiliated with Franchisor;

(iii)       permanently discontinue all advertising of Franchisee to the effect that Franchisee is associated or affiliated with Franchisor;

(iv)       refrain from doing anything that would indicate that Franchisee is or ever was an authorized Franchisee including, without limitation, indicating, directly or indirectly, that Franchisee was licensed to use the Service Marks or any other distinctive System features or that Franchisee at any time operated under any name, word or mark associated or affiliated with Franchisor;

(v)        in the event that Franchisee engages in any business thereafter, it shall use trade names, service marks or trademarks (if any) that are significantly different from those under which Franchisee had done business and shall use sign formats (if any) that are significantly different in color and type face; and take all necessary steps to ensure that its present and former employees, agents, officers, shareholders and partners observe the foregoing obligations;

(vi)       in the event such termination is a result of a material default by Franchisee, then Franchisee shall take all action necessary to disconnect and change all telephone numbers and directory listings used by the Franchised Business immediately without providing for any forwarding numbers; or, at Franchisor’s option, shall assign all interest and right to use all such telephone numbers and directory listings to Franchisor;

(vii)      if this Agreement has expired in accordance with its terms as set forth in subparagraph 17.02(e), then Franchisee may retain its interest and right to use all telephone numbers and yellow page and white page listings.  However, if the Agreement has terminated or expired for any other reason, the Franchisee shall assign all interest and right to use all telephone numbers and all yellow page and white page listings applicable to the Franchised Business in use at the time of such termination or expiration to Franchisor and take all action necessary to change all such telephone numbers immediately and change all such yellow page and white page listings as soon as possible; and

(viii)      assign all Internet and web site addresses, e-mail addresses and domain names using the Service Marks to Franchisor and use best efforts to identify any individual Internet, web site addresses, e-mail addresses and domain names using the Service Marks that may have been created by employees or sales agents in violation of this Agreement and cause those employees or agents to assign the addresses or names to Franchisor.   Franchisee shall instruct its Internet service provider to purge from its servers all domain name server information associated with such Internet and web site addresses, e-mail addresses and domain names being assigned or transferred.

(c)        If Franchisee shall fail or omit to make or cause to be made any removal or change described in subparagraph 13.01(b) above, then Franchisor shall have the right within 15 days after written notice to enter upon Franchisee’s premises upon which the Franchised Business is being conducted without being deemed guilty of trespass or any other tort, and make or cause to be made such removal and changes at the expense of Franchisee, which expense Franchisee agrees to pay to Franchisor promptly upon demand; and Franchisee hereby irrevocably appoints Franchisor as its lawful attorney upon termination of this Agreement with authority to file any document in the name of and on behalf of Franchisee for the purpose of terminating any and all of Franchisee’s rights in the Assumed Name and any of the Service Marks.

(d)        In the event that a Location or Restricted Purpose Location is Abandoned or otherwise closed for a period of seven consecutive days with or without Franchisor’s prior written consent, Franchisee shall promptly take action to remove any indication that such Location or Restricted Purpose Location is associated or affiliated with either Franchisee or Franchisor, and remove at Franchisee’s expense all signs erected or used by Franchisee on, in or in connection with such Location or Restricted Purpose Location and bearing either the Service Marks or any word or mark indicating that such Location or Restricted Purpose Location is associated or affiliated with either Franchisee or Franchisor, except as otherwise required by law.

13.02            Rights of Franchisor

The expiration or termination of this Agreement shall be without prejudice to any rights of Franchisor against Franchisee and such expiration or termination shall not relieve Franchisee of any of its obligations to Franchisor existing at the time of expiration or termination or terminate those obligations of Franchisee that, by their nature, survive the expiration or termination of this Agreement.  Franchisee is obligated to return, at no expense to the Franchisor, any and all copies of the Operations Manual, computer equipment, video equipment, videotapes, videodisks, software, software manuals and documentation, and any other communications media and Material provided for Franchisee’s use without additional charge in connection with the operation of the Franchised Business.

13.03            Franchisor’s Right to Cure Defaults by Franchisee

In addition to all other remedies herein granted, if Franchisee shall default in the performance of any of its obligations or breach any term or condition of this Agreement or any related agreement involving third parties, Franchisor may, at its election, immediately or at any time thereafter, without waiving any claim for breach hereunder and without notice to Franchisee, cure such default for the account of and on behalf of Franchisee, and all costs or expenses including attorneys’ fees incurred by Franchisor on account thereof shall be due and payable by Franchisee to Franchisor on demand.

13.04            Waiver and Delay

No waiver by Franchisor of any breach or series of breaches or defaults in performance by Franchisee and no failure, refusal or neglect of Franchisor either to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of Franchisee’s obligations under this Agreement or the Operations Manual, shall constitute a waiver of the provisions of this Agreement or the Operations Manual with respect to any subsequent breach thereof or a waiver by Franchisor of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

13.05           Attorneys’ Fees and Expenses

In any action or proceeding between the Franchisor and Franchisee for the purpose of enforcing or preventing any breach of any provision of this Agreement, whether by judicial or quasi-judicial action, arbitration or otherwise or any appeal thereof, each party shall bear its own costs including but not limited to its own attorneys’ fees, except for those actions or proceedings, whether quasi-judicial action, arbitration or otherwise or any appeal thereof, brought for collection of moneys due, enforcement of indemnifications and/or with regard to the use or protection of the Service Mark, which proceedings or actions, whether by judicial or quasi-judicial action, arbitration or otherwise or any appeal thereof, the prevailing party shall be entitled to collect its fees and expenses including but not limited to attorneys’ fees and arbitrator’s fees from the other party.

XIV.  GENERAL CONDITIONS AND PROVISIONS

14.01            Relationship of Franchisee to Franchisor

It is expressly agreed that the parties intend by this Agreement to establish between Franchisor and Franchisee the relationship of franchisor and franchisee.  It is further agreed that Franchisee has no authority to create or assume in Franchisor’s name or on behalf of Franchisor, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Franchisor for any purpose whatsoever.  Neither Franchisor nor Franchisee is the employer, employee, agent, director, officer, member, manager, partner, fiduciary or co-venturer of or with the other, each being independent.  Franchisee agrees that it will not hold itself out as the agent, employee, director, officer, member, manager, partner or co-venturer of Franchisor or the owner of the Service Marks.  All employees or agents hired or engaged by or working for Franchisee shall be only the employees or agents of Franchisee and shall not for any purpose be deemed employees or agents of Franchisor or the owner of the Service Marks, nor subject to Franchisor’s control; and in particular, Franchisor shall have no authority to exercise control over the hiring or termination of such employees, officers, managers, independent contractors, or others who work for Franchisee, their compensation, working hours or conditions, or the day-to-day activities of such persons, except to the extent necessary to protect the Service Marks.  Franchisee agrees to respond to customer indications of dissatisfaction with services rendered by Franchisee in a diligent and professional manner and agrees to cooperate with representatives of Franchisor or the owner of the Service Marks in any investigation undertaken by Franchisor of complaints respecting Franchisee’s activities.  Each of the parties agrees to file its own tax, regulatory and payroll reports with respect to its respective employees or agents and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.

14.02            Indemnity

Except as otherwise expressly provided in paragraph 7.07 hereof, Franchisee hereby agrees to protect, defend and indemnify Franchisor, its direct or indirect parents, their subsidiaries, affiliates, officers, directors, employees and designees and hold them harmless from and against any and all costs and expenses actually incurred by them or for which they are liable, including attorneys’ fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature, and including those incurred pursuant to a settlement entered into in good faith, arising out of or in connection with the Franchised Business, including specifically without limitation any claim or controversy arising out of (a) any Transfer by Franchisee referred to in paragraph 10.02 hereof, (b) acts or omissions of Franchisee that are not in strict compliance with this Agreement and the Operations Manual in respect of use or display of the Service Marks, or (c) acts or omissions of Franchisee that tend to create an impression that the relationship between the parties hereto is other than one of Franchisor and Franchisee.  Notwithstanding the foregoing, (x) Franchisee shall have no obligation to protect, defend or indemnify Franchisor, its direct or indirect parents, their subsidiaries, affiliates or designees from and against any such costs or expenses arising from the conduct of Franchisor found to be willful, malicious or grossly negligent, and (y) in any proceeding in which Franchisor has been found to have been actively negligent (as opposed to passively negligent or vicariously liable), Franchisor and Franchisee shall each bear all of such costs and expenses (i) in proportion to their share of responsibility in any finding of comparative negligence made in such proceeding or (ii) if no such finding has been made, as shall be determined in a communication and dispute resolution proceeding pursuant to Article XII hereof, based on application of comparative negligence standards.

14.03            Survival of Covenants

The covenants contained in this Agreement that by their terms require performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

14.04            Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Franchisor and shall be binding upon and inure to the benefit of the Franchisee and its or their respective heirs, executors, administrators, successors and assigns, subject to the restrictions on Assignment by Franchisee contained herein.

14.05            Joint and Several Liability

If Franchisee consists of more than one person or entity, or a combination thereof, the obligation and liabilities to Franchisor of each such person or entity are joint and several.

14.06            Counterparts

This Agreement may be executed in any number of copies, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of executed signature pages by facsimile transmission or by PDF (Adobe Portable Document Format or equivalent) electronic image shall be effective and binding.

14.07            Notices

All notices that the parties hereto may be required or may desire to give under or in connection with this Agreement shall be in writing and shall be sent either by United States certified mail, return receipt requested, postage prepaid, or by other reliable overnight delivery service, expenses prepaid, addressed as follows:

If to Franchisor:

BHH Affiliates, LLC

18500 Von Karman Avenue, Suite 400

Irvine, California92612

Attention:  Law Department

If to Franchisee:  to the attention of the Responsible Agent and/or Broker at the address indicated in paragraph 17.02(c) hereof unless another or an additional receiving person and/or address is desired by Franchisee, in which event the different receiving person and/or address will be attached hereto as an exhibit.

The addresses herein given for notices may be changed at any time by either party by written notice given to the other party as herein provided.  Notices shall be deemed given three business days after deposit in the United States certified mail or on the next business day after delivery to such reliable overnight delivery service as aforesaid.

Although not effective for purposes of giving notice pursuant to this paragraph 14.07, Franchisor and Franchisee each consents to the other forwarding facsimile and electronic mail transmissions to each other, in the case of Franchisor, to the Contact Person designated by Franchisee pursuant to paragraph 9.08 or anyone else designated by Franchisee in writing to Franchisor.

14.08            CPI Adjustment

The following amounts may be adjusted by Franchisor periodically:

•                                        The Thresholds in subparagraphs 5.02(a) and (b) hereof;

•                                        Marketing Fees and Thresholds set forth in paragraph 5.03 hereof;

•                                        The transfer and processing fees set forth in paragraph 10.02 hereof;

Any other amounts as required by any other provision that by its terms calls for adjustments corresponding to the Consumer Price Index.

The foregoing amounts may be increased by the cumulative annual average percentage increase in the Consumer Price Index from December 31, 2012 through the date of adjustment, provided that the cumulative annual average percentage increase from December 31, 2012 through the date of adjustment shall not exceed the cumulative increase in the Consumer Price Index from December 31, 2012 through the date of adjustment.  Franchisor reserves the right to increase the Marketing Fees for the total cumulative annual average percentage increase and for any future increases in the Consumer Price Index.

XV.  CONSTRUCTION OF AGREEMENT

15.01            Governing Law

This Agreement and the totality of the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, subject to the Lanham Act (15 U.S.C. 1051 et seq.) and except as otherwise required by federal law, except that statutes or regulations of that state pertaining to the franchise relationship, termination or renewal thereof, or disclosure with regard thereto, shall apply only to those agreements contemplating operation of a Franchised Business within that state or to a franchisee which, as of the Effective Date, is domiciled in that state.

15.02            Entire Agreement; Modification

This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof.  No other promises or agreements oral or otherwise shall be deemed to exist or to bind any of the parties hereto and all prior agreements and understandings are superseded hereby.  Nothing in the Agreement is intended to disclaim

Franchisor’s representations set forth in its franchise disclosure document.  No officer or employee or agent of Franchisor has any authority to make any representation or promise not contained in this Agreement.  Franchisee agrees that it has executed this Agreement without reliance upon any such unauthorized representation or promise.  This Agreement cannot be modified or changed except by (a) written instrument signed by all of the parties hereto, or (b) Franchisor’s reduction of the scope of any of Franchisee’s obligations under this Agreement, which may be done without Franchisee’s consent and which is effective immediately upon notice.  The ability of Franchisor to reduce the scope of any of Franchisee’s obligations under this Agreement shall not be interpreted as according Franchisor any right correspondingly to reduce the scope of any of its obligations under this Agreement, unless otherwise specifically empowered to do so hereunder.

15.03            Titles of Convenience

Paragraph titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement.

15.04            Gender

All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context or sense of this Agreement or any paragraph may require.

15.05            Severability

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provisions of this Agreement or the Operations Manual and any present or future statute, law, ordinance, regulation or judicial decision, contrary to which the parties have no legal right under this Agreement, the latter shall prevail, but in such event the provision of this Agreement or the Operations Manual thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  In the event that any part, Article, paragraph, sentence or clause of this Agreement or the Operations Manual shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining parts thereof shall continue in full force and effect, unless said provision pertains to the payment of fees pursuant to Article V hereof, in which case this Agreement shall terminate.

15.06            No Third Party Beneficiaries

This Agreement is not intended to benefit any other person or entity except the named parties hereto and no other person or entity shall be entitled to any rights hereunder by virtue of so-called “third party beneficiary rights” or otherwise.

XVI.  SUBMISSION OF AGREEMENT

The submission of this Agreement to Franchisee does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Franchisor and Franchisee.  THIS AGREEMENT SHALL NOT BE BINDING ON FRANCHISOR UNLESS AND UNTIL IT SHALL HAVE BEEN ACCEPTED AND SIGNED BY THE PRESIDENT OR OTHER EXECUTIVE OFFICER OF FRANCHISOR.  THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL AND UNLESS FRANCHISEE SHALL HAVE BEEN FURNISHED BY FRANCHISOR WITH ANY DISCLOSURE, IN WRITTEN FORM, AS MAY BE REQUIRED UNDER OR PURSUANT TO APPLICABLE LAW.

XVII.  ACKNOWLEDGEMENTS AND REPRESENTATIONS OF FRANCHISEE

17.01           Certain Acknowledgements and Representations of Franchisee

Franchisee represents and warrants that the following statements are true and accurate:

(a)                               Franchisee is a duly licensed real estate broker under the laws of the state within which the Locations are situated and is in compliance with all applicable laws, rules and regulations of cognizant authorities.  Additionally, if Franchisee is a partnership, corporation or a limited liability company, the Responsible Agent and/or Broker identified in paragraph 17.02(c) below is a duly licensed real estate broker under the laws of the state within which the Locations are located and is in compliance with all applicable laws, rules and regulations of cognizant authorities.

(b)                              Franchisee does not seek to obtain the Franchise for speculative or investment purposes and has no present intention to sell or transfer or attempt to sell or transfer the Franchised Business and/or the Franchise.

(c)                               Franchisee understands and acknowledges the value to the System of uniform and ethical standards of quality, appearance and service described in and required by the Operations Manual and the necessity of operating the Franchised Business under the standards set forth in the Operations Manual.  Franchisee represents that it has the capabilities, professionally, financially and otherwise, to comply with the standards of Franchisor.

(d)                              If Franchisee is a corporation or limited liability company, Franchisee is duly incorporated or formed and is qualified to do business in the state and any other applicable jurisdiction within which the Locations are located.

(e)                               The execution of this Agreement by Franchisee will not constitute or violate any other agreement or commitment to which Franchisee is a party.

(f)                                  Any individual executing this Agreement on behalf of Franchisee is duly authorized to do so and the Agreement shall constitute a valid and binding obligation of the Franchisee and, if applicable, all of its partners, if Franchisee is a partnership.

(g)                               Franchisee has, or if a partnership, corporation or other entity, its partners, managers, members, executive officers or its other principals have, carefully read this Agreement and all other related documents to be executed by it concurrently or in conjunction with the execution hereof, that it has obtained, or had the opportunity to obtain, the advice of counsel in connection with the execution and delivery of this Agreement, that it understands the nature of this Agreement, and that it intends to comply herewith and be bound thereby.

(h)                               This Agreement has been developed from the experiences of Franchisor’s affiliates and the Network, including Franchisor’s current and former employees, agents and franchisees, who collectively possess substantial experience in the business of franchised residential real estate brokerage.  The formation of this Agreement and the disclosures made in connection with the franchise relationship set forth herein have been governed in part by the franchise relations acts, the franchise investment laws, the franchise disclosure laws and the regulations promulgated thereunder in the states in which Franchisor and the Network do business.  Such laws, regulations and disclosure requirements have been implemented for the protection and benefit of franchisees and prospective franchisees.  Franchisee acknowledges that it has been advised to obtain legal advice and counsel to evaluate the opportunity of becoming a franchisee of Franchisor and the benefits and duties of this Agreement.  Franchisee acknowledges that it has chosen to enter into this Agreement solely based upon independent judgment as to its needs at a time when other prominent residential real estate franchise opportunities were available.

(i)                                   Neither Franchisor nor any of its representatives has made any of the following representations:

(i)                                   that Franchisor guarantees, conditionally or unconditionally, or make a written or oral representation (a) that would cause a reasonable person in Franchisee’s position to believe that income is assured, (b) that Franchisee will derive income from the franchised business, (c)  that Franchisee’s investment is protected from loss or (d) that Franchisee can earn a profit in excess of its initial payment;

(ii)                                that Franchisor will refund all or part of the fees paid by Franchisee (including, without limitation, a representation that Franchisor will refund Franchisee’s initial payment or return any promissory note upon termination or non-renewal of the franchised business) or repurchase any of the products, equipment, supplies, goods or chattels supplied by Franchisor or its affiliate to Franchisee;

(iii)                             that Franchisee will be provided with retail outlets or accounts, or assistance in establishing retail outlets or accounts, for the sale or distribution of goods or services; or

(iv)                            that there is a market for the goods or services to be offered, sold or distributed by Franchisee.

(j)                                  Franchisee acknowledges that Franchisor is relying on the representations and warranties set forth above in deciding to grant a franchise to Franchisee.

17.02            Additional Information Respecting Franchisee

(a)                               Franchisee represents that attached hereto as Exhibit C is a schedule containing complete information respecting the owners, members, managers, partners, shareholders, officers and directors, as the case may be, of Franchisee.

(b)                              The address (written notice of any change in this information after the Effective Date must be delivered to Franchisor pursuant to paragraph 14.07 hereof) where Franchisee’s financial and other records are maintained is:

Watermark Realty, Inc.
1580 Sawgrass Corporate Pkwy., Ste. 400
Fort Lauderdale, FL 33323

(c)                               The name and business address (written notice of any change in this information after the Effective Date must be delivered to Franchisor pursuant to paragraph 14.07 hereof) of Franchisee’s “Responsible Agent or Broker” is:

Rei L. Mesa
1580 Sawgrass Corporate Pkwy., Ste. 400
Fort Lauderdale, FL 33323

(d)                              Franchisee represents that Franchisee has delivered to Franchisor complete and accurate copies of all organizational documents relating to Franchisee, including without limitation all partnership agreements, certificates of partnership, Articles or certificates of incorporation or other organization, by-laws and shareholder or member agreements, including all amendments, side letters and other items modifying such documents.

[Remainder of page intentionally left blank.]

(e)                               The term (as described in paragraph 6.01 hereof) of this Agreement expires in accordance with the provisions of the First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

FRANCHISOR:

BHH AFFILIATES, LLC
a Delaware limited liability company

By: HSF AFFILIATES LLC, its sole member
a Delaware limited liability company

By:	/s/ David S. Beard
David S. Beard
Its:	Vice President and Corporate Counsel

FRANCHISEE:

WATERMARK REALTY, INC.
a Delaware corporation

By:	/s/ Rei L. Mesa
Rei L. Mesa
Its:	President

List of Exhibits to Franchise Agreement:

Exhibit A –	Approved Broker Management Systems

Exhibit B –	Original Locations and Other Offices

Exhibit C –	Schedule of Names and Addresses of Sole Proprietor or Shareholders, Partners, Principal Officers, and if a Limited Liability Company, Members and Managers, as Applicable and Other Information

EXHIBIT A

APPROVED BROKER MANAGEMENT SYSTEMS

BMS	Vendor Name & Address	Relationship Contact, Title, Phone & Email
AccountTECH	AccountTECH 54 Middlesex Turnpike Suite B Bedford, MA 02421	Mark Blagden (781) 276-1555 mark@accounttech.com www.accounttech.com
Direct Data Entry (PREA Center Transaction Reporting)	Affiliate Assistance Hotline (888) REAL-PRU or (888) 732-5778	Not suggested for more than 10 transactions per month Management reports not available.
DPN A Division of Lone Wolf Real Estate Technologies, Inc.	DPN Division Office Lone Wolf Real Estate Technologies, Inc. 6830 W. Oquendo Road Suite 200 Las Vegas, NV 89118 (800) 955-3282	Barbara Kutil (800) 955-3282 barb@dpn.com Jonathan Peterson jpeterson@dpn.com Debbie Lowell Debbie.Lowell@fnis.com www.dpn.com
Guru NETworks	Guru NETworks, Inc. 4100 Lafayette Center Drive Suite 103 Chantilly, VA 20151	Ike Broaddus (800) 487-8638 sales@gurunet.net www.gurunet.net
LanTrax	LanTrax, Inc. 1967 Wehrle Drive, Ste. 2 Williamsville, NY 14221	Aaron Taylor aaron.taylor@lantrax.com (716) 929-0000
Lone Wolf Software A Division of Lone Wolf Real Estate Technologies, Inc.	Lone Wolf Real Estate Technologies, Inc. 1425 Bishop Street, Unit #3 Cambridge, Ontario N1R 6J9	Sales sales@lwolf.com (866) 279-9653 www.lonewolf.com
Lucero Summit A Division of Lone Wolf Real Estate Technologies, Inc.	Lucero Division Office Lone Wolf Real Estate Technologies, Inc. 3191 S. White Mountain Road Show Low, AZ 85901 (928) 537-1300	Glenn Hunter info@lucerosummit.com www.golucero.com (928)537-1300 x1
REAL/Easy	Executive Systems Inc. 5859 South 108th Street Hales Corner, WI 53130	Stan Chmielewski (800) 732-5327 stan@execsys.com www.realeasy.com
REALedger	MIS Consulting & Sales, Inc. 1600 NW 167th Place Suite 310 Beaverton, OR 97006	Jerry Kalimanis (866) 600-7325 jerry@mis-c.com www.realedger.com

EXHIBIT B

ORIGINAL LOCATIONS AND OTHER OFFICES

The following are the Franchisee’s Original Locations
including the addresses and telephone numbers for each:

Primary Office -
Street	City	State	Zip	Phone	Fax
1580 Sawgrass Corporate Pkwy., Ste. 400	Fort Lauderdale	FL	33323	(954) 693-0100	(954) 693-0101

Branch Offices -
Street	City	State	Zip	Phone	Fax
4130 Tamiami Trail N.	Naples	FL	34103	(239) 659-4200	(239) 659-3392
280 Vanderbilt Beach Rd.	Naples	FL	34108	(239) 598-6685	(239) 598-5689
1525 Rickenbacker Drive, Ste. 101	Sun City Center	FL	33573	(813) 642-1500	(813) 633-4815
24880-1 Tamiami Tr.	Bonita Springs	FL	34134	(239) 390-4000	(239) 992-9988
6700 Daniels Pkwy., Ste. 4	Fort Myers	FL	33912	(239) 482-5700	(239) 482-7711
6659 W. Boynton Beach Blvd.	Boynton Beach	FL	33437	(561) 742-4700	(561) 742-4831
2363 S.E. Ocean Blvd	Stuart	FL	34996	(772) 283-2800	(772) 286-2548
1100 SW Martin Downs Blvd.	Palm City	FL	34990	(772) 219-1111	(772) 288-1942
1137 S. University Dr.	Plantation	FL	33324	(954) 474-4000	(954) 474-4008
2780 University Dr.	Coral Springs	FL	33065	(954) 752-5100	(954) 752-5161
621 5th Avenue So.	Naples	FL	34102	(239) 659-2400	(239) 659-2414
900 N. Collier Blvd.	Marco Island	FL	34145	(239) 394-2505	(239) 642-5895
3001 PGA Blvd.	Palm Beach Gardens	FL	33410	(561) 625-2700	(561) 625-2701
2500 N. Military Trail, Ste. 102	Boca Raton	FL	33431	(561) 981-9400	(561) 981-9401
7150 Addison Reserve Blvd.	Delray Beach	FL	33446	(561) 900-1500	(561) 900-1501
2370 Weston Rd.	Weston	FL	33326	(954) 315-6005	(954) 315-6001
825 US Highway 1, Ste. 110	Jupiter	FL	33477	(561) 354-1700	(561) 354-1701
19056 N.E. 29th Ave.	Aventura	FL	33180	(305) 932-6122	(305) 932-6355
822 E. Atlantic Ave.	Delray Beach	FL	33483	(561) 278-7370	(561) 278-4190
17749 S.W. 2nd Street	Pembroke Pines	FL	33029	(954) 874-2658	(954) 431-1268
1306 S.E. 17th St.	Fort Lauderdale	FL	33316	(954) 449-2700	(954) 467-4142
135 San Lorenzo Ave., Ste. 150	Coral Gables	FL	33146	(786) 552-0223	(305) 569-9359
1003 N. 12th Ave.	Pensacola	FL	32501	(850) 549-2000	(850) 549-2478
2295 S. Hiawassee Rd., Ste. 104	Orlando	FL	32835	(407) 352-1998	(407) 294-7662
195 E. Mitchell Hammock Rd.	Oviedo	FL	32765	(409) 588-1800	(407) 588-1801
135 E. Colonial Dr.	Orlando	FL	32801	(407) 406-5300	(407) 406-5301
1107 W. Marion Ave., Ste. 112	Punta Gorda	FL	33950	(941) 639-2600	(941) 637-9852
1500 E. Venice Ave., Unit 302 & 303, Bldg. 3	Venice	FL	34292	(941) 207-5055	(941) 207-5059
825 Arthur Godfrey Rd.	Miami Beach	FL	33140	(786) 594-3800	(786) 594-3801
1515 Cape Coral Pkwy.	Cape Coral	FL	33904	(239) 443-3160	(239) 443-3161
6175 Bayview Dr.	Fort Lauderdale	FL	33308	(954) 491-3100	(954) 491-5617
8687 W. Irlo Brown Memorial Hwy., Ste. 100	Kissimmee	FL	34747	(407) 239-0366
12230 Forest Hill Blvd., Ste. 204	Wellington	FL	33414	(561) 868-2644	(561) 209-8765
1430 St. Lucie West Blvd., Ste. 102	Port Saint Lucie	FL	34986	(772) 871-7411	(772) 871-7404
10677 N. Kendall Dr., Ste. 5-A	Miami	FL	33176	(305) 271-4350	(305) 271-4354
13400 NW Gilson Road	Palm City	FL	34990	(772) 336-1800	(772) 336-0516

EXHIBIT C

NAMES AND ADDRESSES OF SOLE PROPRIETOR OR SHAREHOLDERS,

PARTNERS, PRINCIPAL OFFICERS,

 AND IF A LIMITED LIABILITY COMPANY, MEMBERS AND MANAGERS, AS APPLICABLE,

AND OTHER INFORMATION

Legal Name of Entity:	Watermark Realty, Inc.
d/b/a:	Berkshire Hathaway HomeServices Florida Realty
Address:	1580 Sawgrass Corporate Pkwy., Ste. 400
Sunrise, FL 33323

1.                        If Franchisee is a sole proprietorship, list below the name and residence address of the sole owner:

2.                        If Franchisee is a partnership, list below the names, residence addresses and respective percentage ownership interests in the partnership of each partner (and whether any partner is a managing partner) and submit a copy of the partnership agreement, if any, to BHH Affiliates, LLC (if more space is required, attach additional sheets hereto):

	a.	b.

%			%

	c.	d.

%			%

EXHIBIT C, P.2

Legal Name of Entity:	Watermark Realty, Inc.
d/b/a:	Berkshire Hathaway HomeServices Florida Realty
Address:	1580 Sawgrass Corporate Pkwy., Ste. 400
Sunrise, FL 33323

3.         If Franchisee is a corporation, list below the names, residence addresses and percentage ownership of each shareholder (if more space is required, attach additional sheets hereto):

	a.	WCI Communities, LLC	b.
24301 Walden Center Drive
Bonita Springs, FL 34134
100%				%

	c.		d.

%				%

4.         If Franchisee is a corporation, list below the names and residence addresses of each director of the corporation, if not previously provided herein (if more space is required, attach additional sheets hereto):

a.	Keith Bass	b.	Rei L. Mesa
	WCI Communities, Inc.		Watermark Realty, Inc.
	24301 Walden Center Drive		1580 Sawgrass Corporate Pkwy., #400
	Bonita Springs, FL 34134		Sunrise, FL 33323

c.		d.

EXHIBIT C, P.3

Legal Name of Entity:	Watermark Realty, Inc.
d/b/a:	Berkshire Hathaway HomeServices Florida Realty
Address:	1580 Sawgrass Corporate Pkwy., Ste. 400
Sunrise, FL 33323

5.         If Franchisee is a corporation, list below the names and residence addresses of each applicable executive officer (if necessary, list other corporate executive officers on additional sheets attached hereto):

a.	President:	b.	Secretary:
	See attachment		See attachment

c.	Vice President:	d.	Treasurer:
	See attachment		See attachment

6.         If Franchisee is a limited liability company, list below the names, residence addresses and respective percentage of ownership interests in the company of each manager (and whether any member is a managing member) and submit a copy of the management agreement, if any, to BHH Affiliates, LLC (if more space is required, attach additional sheets hereto):

	a.	b.

%			%

	c.	d.

%	%

EXHIBIT C, P.4

Legal Name of Entity:	Watermark Realty, Inc.
d/b/a:	Berkshire Hathaway HomeServices Florida Realty
Address:	1580 Sawgrass Corporate Pkwy., Ste. 400
Sunrise, FL 33323

7.       If any legal entities have been listed at Items 2, 3 or 6 above, list below the names, residence addresses and percentage ownership of each shareholder, partner or holder of an equity interest therein (if more space is required, attach additional sheets hereto):

	a.	WCI Communities, Inc.	b.
24301 Walden Center Drive
Bonita Springs, FL 34134
100%				%

	c.		d.

%				%

8.         The term “Designated Equity Holders” as used in the Franchise Agreement including without limitation paragraphs 10.02(b) and 10.03, shall mean the following individuals agreed to by Franchisor and Franchisee:

a.	n/a

b.	n/a

FRANCHISEE INITIAL HERE	[ ]
[ ]

2013 FOREIGN PROFIT CORPORATION AMENDED ANNUAL REPORT

FILED
May 16, 2013
Secretary of State

DOCUMENT# F95000005786

Entity Name: WATERMARK REALTY, INC.

Current Principal Place of Business:

1580 SAWGRASS CORPORATE PARKWAY
SUITE 400
SUNRISE, FL 33323

Current Mailing Address:

24301 WALDEN CENTER DRIVE
BONITA SPRINGS, FL 34134 US

FEI Number: 65-0619884

Certificate of Status Desired: No

Name and Address of Current Registered Agent:

HASTINGS, VIVIEN N
24301 WALDEN CENTER DRIVE
BONITA SPRINGS, FL 34134 US

The above named entity submits this statement for the purpose of changing its registered office or registered agent, or both, in the State of Florida.

SIGNATURE: ______________________________

Electronic Signature of Registered Agent — Date

Officer/Director Detail Detail :

Title	D
Name	BASS, KEITH
Address	24301 WALDEN CENTER DR
City-State-Zip:	BONITA SPRINGS FL 34134
Title	VAS
Name	SHEEHAN, ROSE
Address	24301 WALDEN CENTER DR
City-State-Zip:	BONITA SPRINGS FL 34134
Title	VT
Name	LEITH, SHEILA
Address	24301 WALDEN CENTER DR
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	BAKER, JUDITH CHURC
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	DPS
Name	MESA, REINALDO L
Address	24301 WALDEN CENTER DR
City-State-Zip:	BONITA SPRINGS FL 34134
Title	V
Name	DEVENDORF, RUSSELL
Address	24301 WALDEN CENTER DR
City-State-Zip:	BONITA SPRINGS FL 34134
Title	VP
Name	GREEN, CHRISTINE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	BENEDICT, STACY
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134

Continues on page 2

I hereby certify that the information indicated on this report or supplemental report is true and accurate and that my electronic signature shall have the same legal effect as if made under oath; that I am an officer or director of the corporation or the receiver or trustee empowered to execute this report as required by Chapter 607, Florida Statutes; and that my name appears above, or on an attachment with all other like empowered.

SIGNATURE: REINALDO MESA — DPS — 05/16/2013

Electronic Signature of Signing Officer/Director Detail — Date

Officer/Director Detail Detail Continued :

Title	ASST. SECRETARY
Name	BELLO, JOYCE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	CABRERA, SARITA
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	DORFMAN, CRAIG
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	FIORETTI, BRENDA
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	V, ASST. SECRETARY
Name	GLANDON, ELAINE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	KASNIC, THERESE M
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	MADDEN, LINDA L
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	MOREJON, MARLENE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	OUELLETTE, KIMBERLY
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	VP, ASST. SECRETARY
Name	PETERSON, BRIGID
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Title	ASST. SECRETARY
Name	BROWN, TED WM
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	COHEN, RICHARD
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	ENZOR, ROGER
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	GERAKOPOULOS, MARY K
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	HAROUCH, JOSEPH
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	LANCASTER, DONNA
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	MATOS, EDIA
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	NIXON, MARYANNE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	PERCEL, GEORGE
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	POMARES, MARTHA
Address	24301 WALDEN CENTER DRIVE
City-State-Zip:	BONITA SPRINGS FL 34134
Title	ASST. SECRETARY
Name	SAPP, SHARON M